Exhibit 1.1

AGREEMENT AND PLAN OF MERGER
among
ALTRA HOLDINGS, INC.,
FOREST ACQUISITION CORPORATION
and
TB WOOD’S CORPORATION
Dated as of February 17, 2007

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

		Page

Section 8.12.	Headings	57
Section 8.13.	Interpretation	57
Section 8.14.	No Recourse	57
Section 8.15.	Determinations by the Company	57
Section 8.16.	Certain Definitions	57

-iv-

ANNEX

Annex I	Conditions to the Offer
EXHIBITS

Exhibit A	Form of Support Agreement
Exhibit B	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit C	Form of Bylaws of the Surviving Corporation

-v-

DEFINED TERMS

Acquisition Proposal	41
Acquisition Transaction	41
Action	47
Affiliate Transaction	25
Affiliates	57
After Consultation	40
Agreement	1
Appointment Time	6
Appraisal Rights	13
Business Day	58
Certificate of Merger	8
Certificates	12
Closing	8
Closing Date	8
COBRA	24
Code	13
Company	1
Company 401(k) Plan	44
Company Approvals	19
Company Benefit Plans	23
Company Board of Directors	1
Company Bylaws	7
Company Certificate	7
Company Change in Recommendation	42
Company Disclosure Letter	15
Company Financial Advisor	28
Company Foreign Plan	58
Company Governing Documents	7
Company Intellectual Property	27
Company Material Adverse Effect	58
Company Material Contracts	28
Company Permits	22
Company Preferred Stock	16
Company Recommendation	42
Company SEC Documents	19
Company Stock Option	14
Company Stock Plans	58
Company Warrants	16
Confidentiality Agreement	38
Continuing Directors	7
Contracts	58
control	57
Current Policy	48
DGCL	1

Dissenting Shares	13
Effective Time	8
Employment Compensation Arrangement	59
Engagement Letter	30
Environmental Law	59
ERISA	23
ERISA Affiliate	23
ESPP	45
Evaluation Materials	38
Exchange Act	2
Expiration Date	3
Extended Outside Date	3
Fairness Opinion	28
Financing Commitment	38
GAAP	20
Governmental Entity	19
Grant Date	17
Hazardous Substance	59
HSR Act	45
HSR Condition	1
Indemnified Party	47
Initial Expiration Date	3
Initial Outside Date	3
Intellectual Property	27
Knowledge	59
Law	22
Laws	22
Licensed Intellectual Property	27
Lien	19
Merger	1
Merger Agreement	I-3
Merger Consideration	11
Minimum Condition	2
Multiemployer Plan	23
NASDAQ	59
Nasdaq Marketplace Rules	6
New Plans	43
Notice of Recommendation Change	42
Offer	1
Offer Documents	4
Offer Price	1
Offer to Purchase	3
Old Plans	44
orders	59
Parent	1
Parent 401(k) Plan	44

Parent Approvals	32
Parent Board of Directors	52
Parent Disclosure Letter	31
Parent Material Adverse Effect	31
Paying Agent	12
person	59
Person	59
Proxy Statement	9
Purchaser	1
Purchaser Common Stock	11
Purchaser Option	10
Purchaser Option Shares	10
Regulation M-A	4
Regulatory Law	59
Representatives	39
Sarbanes-Oxley Act	20
Schedule 14D-9	5
Schedule TO	4
SEC	4
Securities Act	20
Shares	1
Short Form Threshold	10
Solvent	33
Special Meeting	10
Subsidiaries	59
Subsidiary Governing Documents	16
Superior Proposal	41
Surviving Corporation	8
Tax	26
Tax Return	26
Taxes	26
Termination Date	34
Termination Fee	53
Third Party	39
Title IV Plan	23
Transactions	1
WARN	27

          AGREEMENT AND PLAN OF MERGER, dated as of February 17, 2007 (this “Agreement”), by and among Altra Holdings, Inc., a Delaware corporation (“Parent”), Forest Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), and TB Wood’s Corporation, a Delaware corporation (the “Company”).
Background:
          WHEREAS, the Board of Directors (or an authorized committee thereof) of each of Parent, Purchaser and the Company has approved, and deems it advisable and in the best interests of their respective stockholders to consummate the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein;
          WHEREAS, in furtherance thereof and pursuant to this Agreement, Purchaser has agreed to commence a tender offer (the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Shares”), at a price per Share of $24.80 (such amount or any different amount per Share that may be paid pursuant to the Offer and the terms and conditions of this Agreement being hereinafter referred to as the “Offer Price”), subject to any withholding of Taxes required by law, net to the seller in cash;
          WHEREAS, following the consummation of the Offer, upon the terms and subject to the conditions set forth in this Agreement, Purchaser will be merged with and into the Company with the Company as the Surviving Corporation (the “Merger,” and together with the Offer and the other transactions contemplated by this Agreement, the “Transactions”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding Share not owned directly or indirectly by Parent, Purchaser or the Company will be converted into the right to receive the Offer Price in cash;
          WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has unanimously, on the terms and subject to the conditions set forth herein, (i) determined that the Transactions contemplated by this Agreement are in the best interests of its stockholders, (ii) approved and declared advisable this Agreement and the Transactions contemplated hereby, including the Offer and the Merger, and (iii) determined to recommend that the Company’s stockholders accept the Offer, tender their Shares to Purchaser and, to the extent applicable, adopt this Agreement;
          WHEREAS, the Board of Directors of, or an authorized committee thereof, Parent and Purchaser have, on the terms and subject to the conditions set forth herein, approved and declared advisable this Agreement and the Transactions contemplated hereby, including the Offer and the Merger;
          WHEREAS, Parent has required, as a condition to its willingness to enter into this Agreement, that Thomas C. Foley (the “Principal Stockholder”) enter into a Support Agreement, dated as of the date hereof and in the form attached hereto as Exhibit A (the “Support Agreement”), simultaneously herewith, pursuant to which, among other things, the Principal Stockholder has agreed to tender all Shares he beneficially owns in the Offer, and in order to induce Parent and Purchaser to enter into this Agreement, the board of directors of the Company, or a committee thereof, has approved the execution and delivery of the Support Agreement by the Principal Stockholder; and
          WHEREAS, Parent, Purchaser and the Company desire to (i) make certain representations and warranties in connection with the Transactions, (ii) make certain covenants and agreements in connection with the Transactions, and (iii) prescribe various conditions to the Transactions.
          NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration and intending to be legally bound, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:
ARTICLE I
THE OFFER AND THE MERGER
     Section 1.1. The Offer.
          (a) Provided that this Agreement shall not have been terminated in accordance with Section 7.1, as promptly as practicable (and in any event within ten (10) Business Days from the date hereof, Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) the Offer to purchase for cash all Shares at the Offer Price, subject to:
               (i) there being validly tendered in the Offer and not withdrawn prior to any then scheduled Expiration Date (as defined below) that number of Shares which, together with the Shares then beneficially owned by Parent or Purchaser (if any), represents at least sixty-six and two-thirds percent (66 2/3%) of: (x) all Shares then outstanding, plus (y) all Shares issuable upon the exercise, conversion or exchange of any Company Stock Options or Company Warrants then outstanding that are vested and exercisable, convertible or exchangeable as of any then scheduled Expiration Date or that would be vested and exercisable, convertible or exchangeable (including after giving effect to the acceleration of any vesting or exercisability, convertibility or exchangeability that may occur as a result of the Offer) at any time within sixty (60) days following the then scheduled Expiration Date assuming that the holder of such Company Stock Options satisfies the vesting or exercisability, convertibility or exchangeability conditions applicable thereto during such time period (the “Minimum Condition”); and
               (ii) the satisfaction, or waiver by Parent or Purchaser, of the other conditions and requirements set forth in Annex I.
          (b) Subject to Section 1.1(a), Purchaser shall (and Parent shall cause Purchaser to) consummate the Offer in accordance with its terms and accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as promptly as practicable. The Offer Price payable in respect of each Share validly tendered and not withdrawn pursuant to the Offer shall be paid net to the seller in cash subject to withholding as provided in Section 2.2(e).
          (c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement, the Minimum Condition and the other conditions and requirements set forth in Annex I. Parent and Purchaser expressly reserve the right to increase the Offer Price or to make any other changes in the terms and conditions of the offer; provided, however, that unless otherwise provided by this Agreement or as previously approved by the Company in writing, Purchaser shall not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) impose conditions to the Offer that are different from, or in addition to, the conditions set forth in Annex I, (v) amend or waive the Minimum Condition, (vi) amend any of the conditions to the Offer set forth in Annex I or (vii) extend the expiration of the Offer in a manner, other than as required by this Agreement, without the prior written consent of the Company.
          (d) Unless extended pursuant to and in accordance with the terms of this Agreement, the Offer shall expire at midnight (New York City time) on the date that is twenty (20) Business Days (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the “Initial Expiration Date”) or, in the event the Initial Expiration Date has been extended pursuant to, and in accordance with this Agreement, the date to which the Offer has been so extended (the Initial Expiration Date, or such later date to which the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, is referred to as the “Expiration Date”).
          (e) The Offer shall be extended from time to time as follows:
               (i) Offer Conditions Not Satisfied. If on or prior to any then scheduled Expiration Date, all of the conditions to the Offer (including the Minimum Condition and all other conditions and requirements set forth in Annex I) shall not have been satisfied, or waived by Parent or Purchaser if permitted hereunder, Purchaser shall (and Parent shall cause Purchaser to) extend the Offer for successive periods of ten (10) Business Days each in order to permit the satisfaction of such conditions, or any lesser period ending on April 30, 2007 (the “Initial Outside Date”), or on June 15, 2007 in the event that the HSR Condition shall not have been satisfied, or waived by Parent and Purchaser if permitted hereunder, by the Initial Outside Date (the “Extended Outside Date”), if any such ten-day extension would otherwise end after the Initial Outside Date or the Extended Outside Date, as applicable.
               (ii) Required by Applicable Law or NASDAQ. Purchaser shall extend the Offer for any period or periods required by applicable law, rule, regulation, interpretation or position of the SEC (or its staff) or NASDAQ.
          (f) In the event that more than sixty-six and two-thirds percent (66 2/3%), but less than eighty percent (80%) of the then outstanding Shares have been validly tendered and not withdrawn pursuant to the Offer following the Expiration Date, Purchaser, in its sole discretion, may (and Parent may cause Purchaser to) provide for a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act of at least ten (10) Business Days immediately following the Expiration Date. In the event that more than eighty percent (80%) of the then outstanding Shares have been validly tendered and not withdrawn pursuant to the Offer following the Expiration Date, Purchaser shall (and Parent shall cause Purchaser to) provide for a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act of at least ten (10) Business Days immediately following the Expiration Date. Subject to the terms and conditions of this Agreement and the Offer, Purchaser shall (and Parent shall cause Purchaser to) accept for payment, and pay for, all Shares that are validly tendered and not withdrawn pursuant to the Offer during such “subsequent offering period” promptly after any such Shares are tendered during such “subsequent offering period.” The Offer Documents will provide for the possibility of a “subsequent offering period” in a manner consistent with the terms of this Section 1.1(f). For purposes of this Section 1.1(f), the phrase “then outstanding Shares” shall be deemed to include (x) all Shares then outstanding, plus (y) all Shares issuable upon the exercise, conversion or exchange of any Company Stock Options or Company Warrants then outstanding that are vested and exercisable, convertible or exchangeable as of any then scheduled Expiration Date or that would be vested and exercisable, convertible or exchangeable (including after giving effect to the acceleration of any vesting or exercisability, convertibility or exchangeability that may occur as a result of the Offer) at any time within sixty (60) days following the then scheduled Expiration Date assuming that the holder of such Company Stock Options satisfies the vesting or exercisability, convertibility or exchangeability conditions applicable thereto during such time period.
          (g) Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except in the event that this Agreement is terminated pursuant to Section 7.1. In the event that this Agreement is terminated pursuant to Section 7.1, Purchaser shall (and Parent shall cause Purchaser to) promptly (and in any event within twenty four (24) hours of such termination), irrevocably and unconditionally terminate the Offer.
          (h) As soon as practicable after the commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Purchaser shall file with the Securities and Exchange Commission (the “SEC”), pursuant to Regulation M-A under the Exchange Act (“Regulation M-A”), a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the “Offer Documents”). Parent and Purchaser agree to take all steps necessary to cause the Offer Documents, and any amendments thereto, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. Parent and Purchaser, on the one hand, and the Company, on the other hand, agree to promptly provide each other with all information about either the Parent and Purchaser or Company, respectively, that is required to be included in the Offer Documents. Parent and Purchaser, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable law. The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO and the Offer Documents before they are filed with the SEC, and Parent and Purchaser shall give due consideration to all the reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent and Purchaser shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any such written responses and Parent and Purchaser shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel.
          (i) If the Offer is terminated or withdrawn by Purchaser, or this Agreement is terminated prior to the purchase of Shares in the Offer, Purchaser shall promptly return, and shall cause any depository, acting on behalf of Purchaser to return, all tendered Shares to the registered holders thereof.
          (j) The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), cash dividend (except for any cash dividend permitted by this Agreement), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares occurring on or after the date hereof and prior to the Effective Time.
     Section 1.2. Company Actions.
          (a) Contemporaneous with the filing of the Schedule TO, the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/ Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 5.4(d), contain the Company Recommendation. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 and any amendments thereto to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. The Company, on the one hand, and Parent and Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable law and the Company shall cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. In addition, the Company shall provide Parent, Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the

Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel.
          (b) In connection with the Offer, the Company shall promptly furnish or cause to be furnished to Purchaser any available listing or computer files containing the names and addresses of the record holders of the Shares as of the most recent practicable date, and shall promptly furnish Purchaser with such information and assistance (including, but not limited to, lists of holders of the Shares, updated promptly from time to time upon Purchaser’s request, and their addresses and lists of security positions) as Purchaser or its agent may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of the Shares. Except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other Transactions contemplated by this Agreement, Purchaser shall hold in confidence the information contained in any such listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall promptly deliver to the Company all copies of such information.
     Section 1.3. Directors.
          (a) Promptly after Purchaser accepts for payment and pays for any Shares tendered and not withdrawn pursuant to the Offer (the “Appointment Time”), and at all times thereafter, Purchaser shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company Board of Directors as is equal to the product of the total number of directors on the Company Board of Directors (giving effect to the directors elected or designated by Purchaser pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent, Purchaser and any of its affiliates bears to the total number of Shares then outstanding. The Company shall, upon Purchaser’s request at any time following the purchase of and payment for Shares pursuant to the Offer, take such actions, including but not limited to promptly filling vacancies or newly created directorships on the Company Board of Directors, promptly increasing the size of the Company Board of Directors (including by amending the Bylaws of the Company if necessary so as to increase the size of the Company Board of Directors) and/or promptly securing the resignations of such number of its incumbent directors as are necessary or desirable to enable Purchaser’s designees to be so elected or designated to the Company Board of Directors, and shall use its reasonable best efforts to cause Purchaser’s designees to be so elected or designated at such time. The Company shall, upon Purchaser’s request following the Appointment Time, also cause Persons elected or designated by Purchaser to constitute the same percentage (rounded up to the next whole number) as is on the Company Board of Directors of (i) each committee of the Company Board of Directors, (ii) each board of directors (or similar body) of each Company Subsidiary and (iii) each committee (or similar body) of each such board, in each case to the extent permitted by applicable law and the Marketplace Rules of the Nasdaq Global Market (the “Nasdaq Marketplace Rules”). Promptly after the Appointment Time, the Company shall take all action necessary to elect to be treated as a “controlled company” as defined by Nasdaq Marketplace Rule 4350(c) and make all necessary filings and disclosures associated with such status. The Company’s obligations under this Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly upon execution of this Agreement take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3(a), including mailing to stockholders (together with the Schedule 14D-9) the information required by Section 14(f) and Rule 14f-1 as is necessary to enable Purchaser’s designees to be elected or designated to the Company Board of Directors. Purchaser shall supply the Company with information with respect to Purchaser’s designees and Parent’s and Purchaser’s respective officers, directors and affiliates to the extent required by Section 14(f) and Rule 14f-1. The provisions of this Section 1.3(a) are in addition to and shall not limit any rights that any of Purchaser, Parent or any of their respective affiliates may have as a record holder or beneficial owner of Shares as a matter of applicable law with respect to the election of directors or otherwise.
          (b) In the event that Purchaser’s designees are elected or designated to the Company Board of Directors pursuant to Section 1.3(a), then, until the Effective Time, the Company shall seek to cause the Company Board of Directors to maintain three (3) directors who are members of the Company Board of Directors on the date hereof, each of whom shall be an “independent director” as defined by Rule 4200(a)(15) of the Nasdaq Marketplace Rules and eligible to serve on the Company’s audit committee under the Exchange Act and the Nasdaq Marketplace Rules (the “Continuing Directors”); provided, however, that if any Continuing Director is unable to serve due to death, disability or resignation, the Company shall take all necessary action (including creating a committee of the Company Board of Directors) so that the Continuing Director(s) shall be entitled to elect or designate another Person (or Persons) to fill such vacancy, and such Person (or Persons) shall be deemed to be a Continuing Director for purposes of this Agreement. If no Continuing Director then remains, the other directors shall designate three (3) Persons to fill such vacancies and such Persons shall be deemed Continuing Directors for all purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, if Purchaser’s designees constitute a majority of the Company Board of Directors after the Appointment Time and prior to the Effective Time, then the affirmative vote of a majority of the Continuing Directors shall (in addition to the approval rights of the Company Board of Directors or the stockholders of the Company as may be required by the Restated Certificate of Incorporation of the Company (as amended, the “Company Certificate”), the Bylaws of the Company (as amended, the “Company Bylaws”, and together with the Company Certificate, the “Company Governing Documents”) or applicable law) be required (i) for the Company to amend or terminate this Agreement; (ii) to exercise or waive any of the Company’s rights, benefits or remedies hereunder, if such action would materially and adversely affect the holders of Shares (other than Parent or Purchaser); (iii) to amend the Company Governing Documents if such action would materially and adversely affect the holders of Shares (other than Parent or Purchaser); or (iv) to take any other action of the Company Board of Directors under or in connection with this Agreement if such action would materially and adversely affect the holders of Shares (other than Parent or Purchaser). Subject to the foregoing, in no event shall the requirement to have Continuing Directors as provided above result in Persons elected or designated by Purchaser constituting less than a majority of the directors on the board of directors of the Company unless Parent shall have failed to designate a sufficient number of persons to constitute at least a majority.

     Section 1.4. The Merger.
          (a) Subject to the terms and conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, the Company and Purchaser shall consummate the Merger pursuant to which (i) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease, (ii) the Company shall be the surviving corporation in the Merger and shall continue to be governed by the DGCL and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation”. The Merger shall have the effects set forth in Section 259 of the DGCL.
          (b) Purchaser and the Surviving Corporation shall take all necessary action such that (i) the certificate of incorporation of the Surviving Corporation shall be amended so as to read in its entirety in the form set forth as Exhibit B hereto until thereafter changed or amended as provided therein or by applicable law and (ii) the bylaws of the Surviving Corporation shall be amended so as to read in their entirety in the form set forth as Exhibit C until thereafter changed or amended as provided therein or by applicable law.
     Section 1.5. Effective Time. Parent, Purchaser and the Company shall cause an appropriate certificate of merger or other appropriate documents (the “Certificate of Merger”) to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time such Certificate of Merger have been duly filed with the Secretary of State of the State of Delaware or such date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time”.
     Section 1.6. Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York Time, on a date to be specified by the parties, such date to be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI (the “Closing Date”), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 unless another date or place is agreed to in writing by the parties hereto.
     Section 1.7. Directors and Officers of the Surviving Corporation. The directors of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, continue as the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.
     Section 1.8. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving

Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.
     Section 1.9. Stockholders’ Meeting. If approval of the stockholders of the Company is required under the DGCL in order to consummate the Merger:
          (a) As promptly as practicable following the Appointment Time and the expiration of any “subsequent offering period” provided by Purchaser pursuant to and in accordance with this Agreement, if applicable, the Company shall prepare and file as promptly as practicable with the SEC a proxy or information statement for the Special Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”) relating to the Merger and this Agreement; provided, that Parent, Purchaser and their counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel with the intention that the Proxy Statement be in a form ready to print and mail to the stockholders of the Company as promptly as practicable following the Appointment Time and the expiration of any “subsequent offering period” provided by Purchaser pursuant to and in accordance with this Agreement, if applicable. The Company shall include in the Proxy Statement the recommendation of the Company Board of Directors that stockholders of the Company vote in favor of the adoption of this Agreement in accordance with the DGCL. The Company shall use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Purchaser, respond promptly to any comments made by the SEC with respect to the Proxy Statement. The Company shall provide Parent, Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. The Company, on the one hand, and Parent and Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable law and, the Company further agrees to cause the Proxy Statement, as so corrected (if applicable), to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement as provided in Section 1.9(b)(ii), mailed to holders of Shares, in each case as and to the extent required by the Exchange Act or the SEC (or its staff).

          (b) The Company, acting through the Company Board of Directors, shall, in accordance with and subject to the requirements of applicable law:
               (i) (A) as promptly as practicable following the Appointment Time and the expiration of any “subsequent offering period” provided by Purchaser pursuant to and in accordance with this Agreement, if applicable, duly set a record date for, call and give notice of a special meeting of its stockholders (the “Special Meeting”) for the purpose of considering, approving and adopting this Agreement (with the record date and meeting date set in consultation with Purchaser), and (B) as promptly as practicable following the Appointment Time and the expiration of any “subsequent offering period” provided by Purchaser pursuant to and in accordance with this Agreement, if applicable, convene and hold the Special Meeting;
               (ii) cause the definitive Proxy Statement to be mailed to its stockholders; and
               (iii) use its reasonable best efforts to (A) solicit from its stockholders proxies in favor of the adoption of this Agreement and (B) secure any approval of stockholders of the Company that is required by the DGCL and any other applicable Law to effect the Merger.
          (c) At the Special Meeting or any postponement or adjournment thereof, Parent shall vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of their other subsidiaries and affiliates in favor of the adoption of this Agreement and to deliver or provide, in its capacity as a stockholder of the Company, any other approvals that are required by the DGCL and any other applicable law to effect the Merger.
     Section 1.10. Merger Without Meeting of Stockholders. Notwithstanding the terms of Section 1.9, in the event that Parent, Purchaser and their respective subsidiaries and affiliates shall hold, in the aggregate, at least ninety percent (90%) of the outstanding shares of each class of capital stock of the Company entitled to vote on the adoption of this Agreement under the DGCL (the “Short Form Threshold”), following the Appointment Time and the expiration of any “subsequent offering period” provided by Purchaser pursuant to and in accordance with this Agreement, if applicable, Parent, Purchaser and the Company shall cause the Merger to become effective as promptly as practicable, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.
     Section 1.11. Option to Acquire Additional Shares. The Company hereby grants to Purchaser an option (the “Purchaser Option”) to purchase up to that number of newly issued Shares (the “Purchaser Option Shares”) equal to the number of Shares that, when added to the number of Shares owned by Parent and its Subsidiaries immediately following consummation of the Offer, shall constitute one Share more than ninety percent (90%) of the Shares then outstanding (after giving effect to the issuance of the Purchaser Option Shares) for a cash purchase price per Purchaser Option Share equal to the Offer Price; provided, that (i) the number of Purchaser Option Shares shall not exceed that number which is equal to nineteen and nine-tenths percent (19.9%) of the Shares outstanding on the date of this Agreement and (ii) the Purchaser Option may not be exercised unless, following the Appointment Time or after a subsequent offer period, more than eighty percent (80%) of the then outstanding Shares have been validly tendered and not withdrawn pursuant to the Offer. The obligation of the Company to deliver the Purchaser Option Shares upon the exercise of the Purchaser Option is subject to the condition that no provision of any applicable Law and no judgment, injunction, order or decree shall prohibit the exercise of the Purchase Option or the delivery of the Purchaser Option Shares in respect of such exercise. The Purchaser Option may be exercised by Purchaser at any time during the five (5) Business Days after the Appointment Time or subsequent offer period at which the criteria for exercise of the Purchaser Option are satisfied. If Purchaser wishes to exercise the Purchaser Option, Purchaser shall give the Company written notice within such five (5) Business Day period specifying the number of Shares that Purchaser wishes to purchase pursuant to the Purchaser Option and a place and a time (which shall be at least two (2), but not more than five (5), Business Days after the date of delivery of such written notice) for the closing of such purchase. At such closing, (i) the purchase price in respect of such exercise of the Purchaser Option (which shall equal the product of (A) the number of Purchaser Option Shares and (B) the Offer Price) shall be paid to the Company in immediately available funds by wire transfer to an account designated by the Company, and (ii) the Company shall deliver to Purchaser a certificate or certificates representing the number of Shares so purchased. The Company agrees that it shall reserve (and maintain free from preemptive rights) sufficient authorized but unissued Shares (none of which shall be treasury shares) so that the Purchaser Option may be exercised without additional authorization of Shares (after giving effect to all other Company Stock Options, Company Warrants, convertible securities and other rights to purchase Shares).
ARTICLE II
CONVERSION OF SECURITIES
     Section 2.1. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Company or common stock, par value $0.01 per share, of Purchaser (the “Purchaser Common Stock”):
          (a) Purchaser Common Stock. Each issued and outstanding share of Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
          (b) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are owned by the Company and any Shares owned by Parent, Purchaser or any of their respective subsidiaries or affiliates shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
          (c) Conversion of Common Stock. Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall be converted into the right to receive the Offer Price, payable to the holder thereof in cash, without interest (the “Merger Consideration”). From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest thereon.

          (d) Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), cash dividend (except for any cash dividend permitted by this Agreement), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Shares occurring on or after the date hereof and prior to the Effective Time.
     Section 2.2. Exchange of Certificates.
          (a) Paying Agent. Purchaser shall designate a bank or trust company reasonably acceptable to the Company to act as the payment agent in connection with the Merger (the “Paying Agent”). Prior to the Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration. Such funds shall be invested by the Paying Agent as directed by Parent, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares. Earnings from such investments shall be the sole and exclusive property of Parent, and no part of such earnings shall accrue to the benefit of holders of Shares.
          (b) Exchange Procedures. Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) and whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other similar taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not required to be paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2, without interest thereon.
          (c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.
          (d) Termination of Fund; No Liability. At any time following the first anniversary after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed (or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures) to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
          (e) Withholding Rights. Parent, Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the relevant Merger Consideration or Offer Price otherwise payable pursuant to this Agreement to any holder of Shares such amounts that Parent, Purchaser, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), the rules and regulations promulgated thereunder or any provision of applicable state, local or foreign law. To the extent that amounts are so withheld by Parent, Purchaser, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Parent, Purchaser, the Surviving Corporation or the Paying Agent.
          (f) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
     Section 2.3. Dissenting Shares.
          (a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal of such Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Appraisal Rights”) shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the Appraisal Rights (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist, and such holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Appraisal Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive the Merger Consideration.
          (b) The Company shall serve prompt notice to Purchaser of any demands or withdrawals of such demands received by the Company for dissenter’s rights of any Shares, and Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Purchaser, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2(a) to pay for the Shares for which appraisal rights have been perfected shall be returned to Parent upon demand.
     Section 2.4. Effect of the Merger on Company Stock Options.
          (a) Each outstanding option to acquire Shares (each, a “Company Stock Option”), whether or not then vested or exercisable, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and shall be converted into the right to receive a payment in cash, payable in U.S. dollars and without interest, equal to the product of (i) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per share for such Company Stock Option, multiplied by (ii) the number of Shares for which such Company Stock Option shall not theretofore have been exercised, whether or not then vested or exercisable. The Surviving Corporation shall pay the holders of Company Stock Options the cash payments described in this Section 2.4(a) on or as soon as reasonably practicable after the Closing Date, but in any event within three Business Days following the Closing Date.
          (b) The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.4 to any holder of Company Stock Options such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law, and the Surviving Corporation shall make any required filings with and payments to tax authorities relating to any such deduction or withholding. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock Options in respect of which such deduction and withholding was made by the Surviving Corporation.
          (c) Prior to the Effective Time, the Company shall take all actions necessary to terminate all Company Stock Plans, such termination to be effective at the Effective Time.

          (d) The Compensation Committee of the Board of Directors of the Company shall adopt such necessary resolutions with respect to Company Stock Options to implement the foregoing provisions of this Section 2.4.
     Section 2.5. Effect of the Merger on Company Warrants.
          (a) Prior to the record date for the Special Meeting, the Company shall give notice to the holders of the Company Warrants of the expected Effective Time in accordance with the notice provisions of the Company Warrants.
          (b) Each outstanding Company Warrant, whether or not then vested or exercisable, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and shall be converted into the right to receive a payment in cash, payable in U.S. dollars and without interest, equal to the product of (i) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per share for such Company Warrant, multiplied by (ii) the number of Shares for which such Company Warrant shall not theretofore have been exercised, whether or not then vested or exercisable.
          (c) The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.5 to any holder of Company Warrants such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law, and the Surviving Corporation shall make any required filings with and payments to tax authorities relating to any such deduction or withholding. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Warrants in respect of which such deduction and withholding was made by the Surviving Corporation.
          (d) The Compensation Committee of the Board of Directors of the Company shall adopt any necessary resolutions with respect to Company Warrants to implement the foregoing provisions of this Section 2.5.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except as disclosed (1) in reasonable detail in the Company SEC Documents filed after December 31, 2005, but before the date hereof (other than disclosures related to risk factors, environmental matters or forward-looking statements) or (2) in the disclosure letter delivered by the Company to Parent concurrent with the execution of this Agreement (the “Company Disclosure Letter”), it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section only to the extent that such disclosure is reasonably apparent on it face, the Company represents and warrants to Parent and Purchaser as follows:

     Section 3.1. Qualification, Organization, Subsidiaries, etc.
          (a) Each of the Company and its Subsidiaries is validly existing and in good standing under the Laws of the jurisdiction in which it is organized. Each of the Company and its Subsidiaries has the corporate, partnership or similar power and authority, as applicable, to own, lease and operate its properties and to carry on its business as presently conducted.
          (b) Each of the Company and its Subsidiaries is duly licensed and qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such license or qualification, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.
          (c) The Company has made available to Parent complete and correct copies of its Company Governing Documents and complete and correct copies of the certificates of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries (the “Subsidiary Governing Documents”), in each case, as amended to the date of this Agreement. All such Company Governing Documents and Subsidiary Governing Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions in any material respect.
     Section 3.2. Capital Stock.
          (a) The authorized capital stock of the Company consists of 10,000,100 Shares and 100 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of February 15, 2007, (i) 3,773,727 Shares were issued and outstanding, (ii) 1,895,658 Shares were held in treasury, and (iii) 998,916 Shares were reserved for issuance under the Company Stock Plans (of which 575,316 Shares were reserved for issuance pursuant to the outstanding Company Stock Options) and (iv) 177,698 Shares were reserved for the issuance upon exercise of warrants (the “Company Warrants”). All outstanding Shares, and all Shares reserved for issuance as noted in clauses (iii) and (iv) of the foregoing sentence, when issued in accordance with the respective terms thereof, were or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights and issued in compliance with all applicable securities Laws. As of the date hereof, no Preferred Stock is issued and outstanding. Set forth in Section 3.2(a) of the Company Disclosure Letter is a correct and complete list, as of February 15, 2007, of all outstanding Company Stock Options and Company Warrants, all other rights to purchase or receive Shares and all rights to receive any compensation determined by reference to the price of Shares granted under the Company Stock Plans or otherwise, and, for each such Company Stock Option or other right, the number of Shares subject thereto, the terms of vesting, the grant and expiration dates, exercise price and the name of the holder thereof.
          (b) Except as set forth in subsection (a) above and in Schedule 3.2 of the Company Disclosure Letter, as of the date hereof, (i) the Company does not have any shares of its capital stock issued or outstanding other than Shares that have become outstanding after February 15, 2007 upon exercise of Company Stock Options or Company Warrants outstanding as of such date and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests; (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement; (C) redeem or otherwise acquire any such shares of capital stock or other equity interests; or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.
          (c) Except for awards to acquire Shares under the Company Stock Plans and the Company Warrants, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which bonds, debentures, notes or other obligations are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.
          (d) Except as set forth in Section 3.2 of the Company Disclosure Letter, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or to the Knowledge of the Company written agreements between holders of equity securities of the Company with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.
          (e) Except as set forth in Section 3.2 of the Company Disclosure Letter, no holder of Shares has any right to have such Shares or the offering or sale thereof registered under or pursuant to any securities Laws by the Company.
          (f) Other than grants of Company Stock Options, no grants or awards having any rights to or relationship with Shares, or the price thereof, have been made under the Company Stock Plans. With respect to the Company Stock Options granted within five years of the date hereof, (i) each such Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies and is identified as so in Section 3.2(a) of the Company Disclosure Letter, (ii) each grant of such a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company, or a committee thereof, or a duly authorized delegate thereof, and any required approval by the stockholders of the Company by the necessary number of votes or written consents, and the award agreement governing such grant, if any, was duly executed and delivered by each party thereto within a reasonable time following the Grant Date, (iii) each such grant was made, in all material respects, in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all other applicable Law, including the rules of Nasdaq, (iv) the per share exercise price of each Company Stock Option was not less than the fair market value of a Share on the applicable Grant Date, (v) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents (as defined below) in accordance with the Exchange Act and all other applicable Laws and (vi) since January 1, 2006, no modifications have been made to any such grants after the Grant Date (other than as set forth in Section 3.2 of the Company Disclosure

Schedule). There is and has been no Company policy or practice to grant and, to the Company’s Knowledge, the Company has not granted, Company Stock Options prior to, or otherwise coordinate the grant of Company Stock Options with, the release or other public announcement of material information regarding the Company or any of its Subsidiaries or their financial results or prospects.
          (g) There is no rights plan or other anti-takeover agreement obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company capital stock or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such agreement or commitment.
     Section 3.3. Subsidiaries. Section 3.3 of the Company Disclosure Letter sets forth a complete and correct list of each of the Company’s direct and indirect Subsidiaries. Section 3.3 of the Company Disclosure Letter also sets forth the jurisdiction of organization and percentage of outstanding equity interests (including partnership interests and limited liability company interests) owned by the Company or its Subsidiaries. All equity interests (including partnership interests and limited liability company interests) of the Company’s Subsidiaries held by the Company or by any other Subsidiary (i) have been duly and validly authorized, (ii) are validly issued, fully paid and non-assessable and (iii) either (x) in the case of the Company and Subsidiaries organized in the United States, have been issued in compliance with the material provisions of the Securities Act and (y) in the case of Subsidiaries organized outside the United States, have been issued in compliance with all other applicable securities Laws, except where failure to do so would not, individually or in the aggregate, have a Company Material Adverse Effect. All such equity interests owned by the Company or its Subsidiaries are free and clear of any Liens or limitation in voting rights, other than restrictions imposed by applicable Law. Except as set forth in Section 3.3 of the Company Disclosure Letter, the Company and its Subsidiaries do not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person other than its Subsidiaries.
     Section 3.4. Corporate Authority Relative to This Agreement; No Violation.
          (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board of Directors and, except for (i) in the case of the Merger, approval of this Agreement by the holders of sixty-six and two-thirds percent (66 2/3%) of all of the Shares entitled to be cast, if required by applicable law and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Purchaser, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law).

          (b) Other than in connection with or in compliance with (i) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger and (ii) the approvals referenced in Annex I (collectively, the “Company Approvals”), no authorization, consent or approval of, or filing with, any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated hereby, except for such authorizations, consents, approvals, permits, actions, notifications or filings that, if not obtained or made, would not have a Company Material Adverse Effect.
          (c) The Company Board of Directors has unanimously approved this Agreement and the transactions contemplated hereby (including the Offer and the Merger), which approval, to the extent applicable, constituted approval under the provisions of Section 203 of the DGCL as a result of which this Agreement and the Transactions are not and will not be subject to the restrictions on “business combinations” under, the Section 203 of the DGCL.
          (d) Except as described in Section 3.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof by the Company will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, Company Permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) upon any of the properties or assets of the Company or any of its Subsidiaries; (ii) conflict with or result in any violation of any provision of the certificate or articles of incorporation or bylaws or other equivalent organizational document of the Company or any of its Subsidiaries; or (iii) assuming that the consents and approvals referred to in Section 3.4 of the Company Disclosure Letter are duly obtained, conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), as would not have a Company Material Adverse Effect.
          (e) The affirmative vote (in person or by proxy) of the holders of sixty-six and two-thirds percent (66 2/3%) of the outstanding Shares in favor of the adoption of this Agreement is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.
     Section 3.5. Reports and Financial Statements.
          (a) The Company has filed or otherwise transmitted all forms, documents, certifications, statements and reports, including any amendments thereto (the “Company SEC Documents”) required to be filed prior to the date hereof by it with the SEC since January 1, 2005. As of their respective dates, or, if amended, as of the date of the last such amendment prior to the date hereof, the Company SEC Documents complied as to form, in all material respects, with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder. None of the Company SEC Documents so filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order make the statements therein, in the light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review, investigation or enforcement action. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to any contractual commitment or to the Exchange Act.
          (b) The consolidated financial statements (including any related notes thereto) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries, as of the date thereof, and the consolidated statements of operations, cash flows and changes in stockholders’ equity for the respective periods indicated (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the absence of notes thereto, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole) and have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements or foreign Subsidiaries, as permitted by the SEC, which have been prepared in accordance with GAAP of their respective jurisdictions) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).
     Section 3.6. Internal Controls and Procedures.
          (a) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company in the reports that it files under the Exchange Act are communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”). The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Board of Directors of the Company (x) all significant deficiencies in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The principal executive officer and the principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Company SEC Documents, and the statements contained in such certifications are complete and correct.

          (b) The Company has maintained whistleblower procedures that satisfy and comply with the requirements of the Sarbanes-Oxley Act and all other applicable Laws. Neither the Company nor any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. To the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of federal securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the board of directors of the Company or any committee thereof or to any director or officer of the Company.
          (c) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Section 406(b) of the Sarbanes-Oxley Act. To the Knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics by, or any waivers thereof for the benefit of, any such persons.
     Section 3.7. No Undisclosed Liabilities.
          (a) Except (i) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company SEC Documents; (ii) for the Transactions contemplated by this Agreement; and (iii) for liabilities and obligations incurred in the ordinary course of business since September 30, 2006, the Company has no liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due that, individually or in the aggregate, have had or would have a Company Material Adverse Effect.
          (b) Except as disclosed in Section 3.7(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)).
     Section 3.8. Compliance with Law; Permits.
          (a) Except for any non-compliance, default or violation that would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries, since December 31, 2004, has been in compliance with and is not in default under or in violation of any applicable law, rule, regulation, judgment, order, decree or other legal requirement

(including common law) (collectively, “Laws” and each, a “Law”) and any Company Permits, applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations. Since December 31, 2004, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Entity claimed or alleged that the Company or any of its Subsidiaries was not in compliance in any material respect with all Laws applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations. No representation or warranty is made in this Section 3.8 with respect to (a) compliance with the federal securities laws to the extent such compliance is covered by Sections 3.5, 3.6, 3.14 and 3.23 hereof, representations and warranties with respect to which are covered in such sections to such extent, (b) applicable laws with respect to Taxes, which are covered by Section 3.15 hereof, (c) Environmental Laws, which are covered by Section 3.9 hereof or (d) Company Benefit Plan matters, which are covered by Section 3.10 hereof.
          (b) The Company and its Subsidiaries are in possession of all authorizations, licenses, permits, exceptions, consents, approvals and franchises of any Governmental Entity necessary for the Company and its Subsidiaries to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect.
     Section 3.9. Environmental Laws and Regulations.
          (a) Except as would not reasonably be expected to result in a material liability under Environmental Law or as set forth in Section 3.9 of the Company Disclosure Letter, (i) the Company and each of its Subsidiaries are and have been in compliance since February 13, 2002 with all applicable Environmental Laws; (ii) there has been no release of any Hazardous Substance by the Company or any of its Subsidiaries at any properties, while owned or operated by the Company or any Subsidiary, in any manner that would reasonably be expected to give rise to any remedial obligation or corrective action requirement under applicable Environmental Laws; (iii) neither the Company nor any of its Subsidiaries has received in writing any notices, demand letters or requests for information from any federal, state, local or foreign or provincial Governmental Entity asserting that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law; (iv) to the Company’s Knowledge, no Hazardous Substance generated by the Company or any Subsidiary has been disposed of, or released at or transported to any other property in violation of any applicable Environmental Law, or in a manner giving rise to any liability of the Company or any Subsidiary under Environmental Law; (v) neither the Company nor its Subsidiaries are subject to, or, to the Knowledge of the Company, have been threatened with any suit, preceding, settlement, court order, administrative order, judgment or written claim arising under any Environmental Law relating to environmental liabilities; (vi) to the Company’s Knowledge, no environmental conditions exist with respect to the operations of the business by the Company or Subsidiaries or real property currently or formerly owned or leased by the Company or its Subsidiaries that would reasonably be expected to result in the Company or its Subsidiaries incurring material liabilities under Environmental Law; and (vii) to the Company’s Knowledge, the Company has made available for inspection copies of all environmental reports, assessments, such as Phase I or Phase II assessments, risk assessments or other sampling reports, and material correspondence related to environmental claims or matters involving the Company or any Subsidiaries in the last five years in the possession, custody, or control of the Company or its Subsidiaries.
          (b) The representations and warranties in this Section 3.9 are the exclusive representations and warranties in this Agreement with respect to environmental matters, including without limitation, Hazardous Substances and Environmental Laws.
     Section 3.10. Employee Benefit Plans.
          (a) Section 3.10(a) of the Company Disclosure Letter lists all Company Benefit Plans and Company Foreign Plans. “Company Benefit Plans” means all compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), providing cash- or equity-based compensation or incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, change in control, retention, retirement, pension or savings benefits, that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries, affiliates or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer with any of them under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) for the benefit of employees, directors or consultants employed or formerly employed by, or providing services to, the Company or its Subsidiaries in the United States and all employment or related agreements providing compensation, vacation, severance, change in control, retention or other benefits to any employee or consultant employed or formerly employed by, or providing services to, the Company or its Subsidiaries in the United States.
          (b) No material action, dispute, suit, claim, arbitration, or legal, administrative or other proceeding or governmental action (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan (other than a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”)) by any current or former employee, officer or director of the Company or any of its Subsidiaries.
          (c) Except as set forth in Section 3.10(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries or ERISA Affiliates has any obligation or liability, contingent or otherwise, with respect to any Multiemployer Plan or any plan subject to Title IV of ERISA (“Title IV Plan”). Furthermore, except as set forth in Section 3.10(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries or ERISA Affiliates has terminated any Title IV Plan or incurred any outstanding liability under Section 4062 of ERISA within the past six (6) years.
          (d) Correct and complete copies of the following documents, with respect to each of the Company Benefit Plans (other than a Multiemployer Plan), have been made available or delivered to Purchaser, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, and amendments thereto; (ii) the most recent Form 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter and (iv) summary plan descriptions and all summaries of material modifications.
          (e) Each Company Benefit Plan (other than a Multiemployer Plan) has been established and administered in compliance with its terms and in compliance with ERISA and the Code to the extent applicable thereto, except for such non-compliance which would not have a Company Material Adverse Effect. Any Company Benefit Plan (other than a Multiemployer Plan) intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the United States Internal Revenue Service that has not been revoked and to the Knowledge of the Company, no fact or event has occurred since the date of such determination letter or letters from the Internal Revenue Service that would reasonably be expected to affect adversely the qualified status of any such Company Benefit Plan.
          (f) All contributions (including all employer contributions and employee salary reduction contributions) required to be made to any Company Benefit Plan or related trust by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements included in the Company SEC Documents.
          (g) Except as set forth in Section 3.10(g) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to severance pay, retention bonuses, parachute payments, non-competition payments, unemployment compensation or any other payment, except as required by applicable Law; (ii) accelerate the time of payment, vesting, or funding of benefits, or increase the amount of compensation due any such current or former employee, consultant or officer, except as expressly provided in this Agreement; or (iii) result in any forgiveness of indebtedness or obligation to fund benefits with respect to any such employee, director or officer. Except as set forth in Section 3.10(g) of the Company Disclosure Letter, no payments made a result of the transactions contemplated by this Agreement shall constitute “excess parachute payments” within the meaning of Section 280G of the Code.
          (h) Except as would not have a Company Material Adverse Effect, all Company Foreign Plans (i) have been maintained in accordance with all applicable requirements; (ii) if they are intended to qualify for special Tax treatment meet all necessary requirements for such treatment; and (iii) if they are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with applicable Law.
          (i) Except as set forth in Section 3.10(i) of the Company Disclosure Letter, none of the Company Benefit Plans provide for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

     Section 3.11. Interested Party Transactions. Except for employment Contracts filed with or incorporated in a Company SEC Document or Company Benefit Plans, Section 3.11 of the Company Disclosure Letter sets forth a correct and complete list of the contracts or arrangements that are in effect as of the date of this Agreement under which the Company has any existing or future material liabilities between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (a) present officer or director of either the Company or any of its Subsidiaries or any person that has served as such an officer or director or any of such officer’s or director’s immediate family members or (b) record or beneficial owner of more than 5% of the Shares as of the date hereof (each, an “Affiliate Transaction”). The Company has provided to Parent correct and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) available as of the date hereof providing for each Affiliate Transaction.
     Section 3.12. Absence of Certain Changes or Events. Since September 30, 2006, except as otherwise required or contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business and there have not been any facts, circumstances, events, changes, effects or occurrences that, would not, individually or in the aggregate, have a Company Material Adverse Effect.
     Section 3.13. Investigations; Litigation. Except as disclosed in Section 3.13 of the Company Disclosure Letter, there are no (a) investigations, administrative, arbitral, legal or other proceedings pending (or, to the Knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries or (b) actions, suits or proceedings pending against the Company or any of its Subsidiaries, or any of their respective properties before, and there are no orders, injunctions, judgments, rulings or decrees of, any Governmental Entity against the Company or any of its Subsidiaries, in each case of clause (a) or (b), other than that which would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as disclosed in Section 3.13 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is subject to any written settlement or compromise of a legal proceeding that is material to the Company and its Subsidiaries, taken as a whole.
     Section 3.14. Information in the Offer Documents and the Schedule 14D-9. The information supplied by the Company expressly for inclusion in the Offer Documents will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders or at the expiration of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities laws and will not when filed with the SEC or distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished by Parent or Purchaser expressly for inclusion therein.

     Section 3.15. Tax Matters.
          (a) Except as would not otherwise be material, (i) each of the Company and its Subsidiaries has timely filed or caused to be filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are true, correct and complete; (ii) all Taxes required to have been paid by, or on behalf of, the Company and its Subsidiaries have been paid; (iii) the unpaid Taxes of the Company did not, as of the date of the most recent financial statements contained in the Company SEC Documents filed prior to the date hereof, exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the most recent balance sheet contained therein, unless such Taxes are being contested in good faith; (iv) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of the Company or any of its Subsidiaries; (v) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable or Liens for Taxes that are being contested in good faith and for which adequate reserves have been established on the financial statements of the contained in the Company SEC Documents in accordance with GAAP; and (vi) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.
          (b) Except as would not otherwise material, (i) the Company and its Subsidiaries have withheld and timely paid all amounts of Taxes required to have been withheld and paid over by them and have complied in all material respects with all applicable laws relating to the withholding and payment of Taxes, (ii) neither the Company nor any of its Subsidiaries is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing, and (iii) neither the Company nor any of its Subsidiaries has been a member of an affiliated group (within the meaning of Section 1504 of the Code or any similar provision of law) other than group of which the Company is the common parent. The Company is not, and has not been at any time during the past five years, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.
          (c) As used in this Agreement, (i) “Tax” or “Taxes” means (A) any and all federal, state, local or foreign or provincial taxes, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with respect thereto, and (B) any liability in respect of any item described in clause (A) payable by reason of Treasury Regulation Section 1.1502-6(a) (or any analogous or similar provision under law) or otherwise, and (ii) “Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

     Section 3.16. Labor Matters. Except for such matters which would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice during the past two years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation Laws to conduct an investigation of the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress. Except for such matters that would not have a Company Material Adverse Effect, (a) there are no (and have not been during the two year period preceding the date hereof) strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries; (b) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; (c) there is no slowdown or work stoppage in effect or, to the Knowledge of the Company, threatened with respect to employees; and (d) there has been no “mass layoff” or “plant closing” as defined in the Worker Adjustment and Retraining Notification Act (“WARN”) with respect to the Company or any of its Subsidiaries within the six (6) months prior to Closing.
     Section 3.17. Intellectual Property. Section 3.17 of the Company Disclosure Schedule sets forth, but only to the extent material to the Company and its Subsidiaries taken as a whole, all issued or pending patents, registered or pending trademarks, trade names, service marks, registered copyrights and internet domain names owned or applied for by the Company or any of its Subsidiaries. Except as would not have a Company Material Adverse Effect: (i) except as set forth in Section 3.17 of the Company Disclosure Letter either the Company or a Subsidiary of the Company has the exclusive right, title and interest free and clear of any Liens to all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, registered and unregistered copyrights, patents or applications and registrations (collectively, the “Intellectual Property”) owned or claimed to be owned by the Company or its Subsidiaries (the “Company Intellectual Property”), and has rights under valid and enforceable license agreements to use Intellectual Property licensed from third parties (“Licensed Intellectual Property”), and (ii) to the Knowledge of the Company, the operation of the Company’s and its Subsidiaries’ businesses as currently conducted do not infringe, constitute an unauthorized use of or misappropriate any Intellectual Property of any third Person. To the Knowledge of the Company, the Company Intellectual Property is valid and enforceable. Except as set forth in Section 3.17 of the Company Disclosure Letter, (i) in the last two years there have been no written claims or legal proceedings or, to the Knowledge of the Company, threatened claims by any person alleging infringement by the Company or any of its Subsidiaries with respect to any Company Intellectual Property or Licensed Intellectual Property; (ii) in the last two years neither the Company nor any of its Subsidiaries has made any written claim to a third Person asserting a violation or infringement by any third Person of its rights to or in connection with the Company Intellectual Property or the Licensed Intellectual Property; (iii) to the Knowledge of the Company, no person is infringing any material Company Intellectual Property; and (iv) none of the Company or its Subsidiaries is a party to any existing written agreement pursuant to which the Company or any Subsidiary has licensed to any unaffiliated third Person the use of any trademark listed on Schedule 3.17 of the Company Disclosure Agreement.
     Section 3.18. Property. Section 3.18 of the Company Disclosure Letter sets forth all material real property owned by the Company and its Subsidiaries and all material real property leases to which the Company or any of its Subsidiaries is a party or by which any of them are bound. The Company or a Subsidiary of the Company owns and has good and indefeasible title to all of its owned real property and has valid leasehold interests in all of its leased properties and has good title to all of its material personal property, sufficient to conduct their respective businesses as currently conducted, free and clear of all Liens (except in all cases for Liens permissible under any applicable loan agreements and indentures set forth in Section 3.21 of the Company Disclosure Letter and for title exceptions, defects, encumbrances, liens, charges, restrictions, restrictive covenants and other matters, whether or not of record, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used).
     Section 3.19. Opinion of Financial Advisor. (i) The Board of Directors of the Company has received the opinion (the “Fairness Opinion”) of Sagent Advisors Inc. (the “Company Financial Advisor”), to the effect that, as of the date hereof, the consideration to be received in the Offer and the Merger by the holders of the Shares is fair to such stockholders from a financial point of view, and such Fairness Opinion has not been modified or withdrawn, and (ii) the Company has been authorized by Sagent Advisors Inc. to include the Fairness Opinion and/or references thereto in the Offer Documents, the Schedule 14D-9 and any Proxy Statement, subject to prior review and consent by Sagent Advisors Inc.
     Section 3.20. Insurance. As of the date hereof, the Company and each of its Subsidiaries are insured against such losses and risks and in such amounts as are customary in the business in which they are engaged. Section 3.20 of the Company Disclosure Letter sets forth a correct and complete list of all material policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in material breach or default of any such insurance policies, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action that, with notice or lapse of time, would constitute such a material breach or default, or permit termination or modification of such policies. No written notice of cancellation or termination has been received with respect to any such policy. The consummation of the transactions contemplated by this Agreement will not, in and of itself, cause the revocation, cancellation or termination of any insurance policy.
     Section 3.21. Material Contracts.
          (a) Except for this Agreement, the Company Benefit Plans or Contracts filed by the Company with the SEC as exhibits to its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 or to subsequent Exchange Act reports filed prior to the date hereof, Section 3.21 of the Company Disclosure Letter sets forth all of the following Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound (the “Company Material Contracts”):
               (i) Contracts that are a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to the Company;

               (ii) Contracts that contain any provision that prior to or following the Effective Time would by its terms materially restrict or alter the conduct of business of, or purport to materially restrict or alter the conduct of business of the Company or any of its Subsidiaries, Parent or, to the Company’s Knowledge, any Affiliate of Parent (other than any director, officer or employee of any of the Company or any of its Subsidiaries);
               (iii) Contracts for partnerships, joint ventures or strategic alliances;
               (iv) Contracts in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) per year (A) for the acquisition, sale or lease of material properties or assets (by merger, purchase or sale of stock or assets or otherwise) entered into since January 1, 2004, other than in the ordinary course of business, (B) that grant to any Person any preferential rights to purchase any of its properties or assets or (C) relating to the acquisition by the Company or any of its Subsidiaries of any operating business or the capital stock of any other Person;
               (v) Loan or credit agreements, mortgages, indentures, notes or other Contracts or instruments evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries;
               (vi) Contracts relating to the license of material Company Intellectual Property to a third Person;
               (vii) Mortgages, pledges, security agreements, deeds of trust or other Contracts granting a Lien on any material real property or any material property or assets of the Company or any of its Subsidiaries;
               (viii) Company real property leases and all leases related to any material tangible personal property of the Company or any of its Subsidiaries;
               (ix) Contracts, purchase agreements or other similar documents that obligate the Company or any of its Subsidiaries in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) per year or for which another Person is obligated to the Company or any of its Subsidiaries in excess of such amount;
               (x) Collective bargaining agreements or other Contracts with any labor union and employment Contracts (other than for employment at-will or similar arrangements) that are not terminable by the Company without notice and without cost to the Company;
               (xi) Contracts for indemnification or guarantees that are or could be material to the Company and its Subsidiaries, taken as a whole (in each case, under which the Company or any of its Subsidiaries has continuing obligations as of the date hereof);
               (xii) Contracts that give any guarantee or warranty of products or services of the Company or its Subsidiaries, other than any warranty or guarantee implied by Law or consistent with those offered by the Company in the ordinary course of business; and

               (xiii) Contracts that (A) grant any exclusive distribution agreement or supply agreement or other exclusive rights, (B) grant any “most favored nation” rights, rights of first refusal, rights of first negotiation or similar rights with respect to any product, or (C) contain any provision that requires the purchase of all or a given portion of the Company’s or any of its Subsidiaries’ requirements from a given third party, or any similar provision.
          (b) (i) The Company has heretofore made available to Parent correct and complete copies of each Company Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto; (ii) each Company Material Contract is valid, binding and in full force and effect and is enforceable in all material respects in accordance with its terms by the Company and its Subsidiaries party thereto; and (iii) neither the Company nor any of its Subsidiaries is in default under, has received written notice of, or otherwise has Knowledge of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Company Material Contract, except where such defaults would not, individually or in the aggregate, have a Company Material Adverse Effect.
     Section 3.22. Finders or Brokers.
          (a) Except for the Company Financial Advisor, neither the Company nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Offer or the Merger based upon arrangements made by or on behalf of the Company. The Company has heretofore delivered to Parent a correct and complete copy of the Company’s engagement letter with the Company Financial Advisor, which letter describes all fees payable to the Company Financial Advisor in connection with the transactions contemplated hereby, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of the Company Financial Advisor (the “Engagement Letter”).
     Section 3.23. Foreign Corrupt Practices Act; Certain Business Practices. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has, in any material respect, (i) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (ii) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to foreign or domestic government officials, employees or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act, (iii) accepted or received any unlawful contributions, payments, gifts or expenditures or (iv) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.
     Section 3.24. State Takeover Statutes. Assuming that the representations of Parent and Purchaser contained in Section 4.6 hereof are accurate, the Company Board of Directors has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and, to the Knowledge of the Company, any other similar applicable law are not applicable to this Agreement and the transactions contemplated hereby, including the Offer and the Merger.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
          Except as disclosed in the disclosure letter delivered by Parent to the Company concurrent with the execution of this Agreement (the “Parent Disclosure Letter”), Parent and Purchaser jointly and severally represent and warrant to the Company as follows:
     Section 4.1. Qualification; Organization.
          (a) Each of Parent and Purchaser is a corporation validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of Parent and Purchaser has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Parent Material Adverse Effect (as defined below). Parent has furnished to the Company a complete and correct copy of the certificate of incorporation and the bylaws of each of Parent and Purchaser as currently in effect.
          (b) Each of Parent and Purchaser is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, prevent or materially delay or materially impede the ability of Parent or Purchaser to consummate the Merger and the other transactions contemplated hereby (a “Parent Material Adverse Effect”). The organizational or governing documents of Parent and Purchaser, as previously provided to the Company, are in full force and effect. Neither Parent nor Purchaser is in violation of its organizational or governing documents. Prior to the date hereof, Parent has provided to the Company the name of its “ultimate parent entity” for purposes of obtaining the approvals of the Governmental Entities contemplated by this Agreement.
     Section 4.2. Corporate Authority Relative to This Agreement; No Violation.
          (a) Each of Parent and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent and the Board of Directors of Purchaser and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and any implied covenant of good faith and fair dealing.
          (b) Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the filing of the Offer Documents and, if necessary, the Proxy Statement relating to the Company’s Special Meeting, (iii) filings required under the rules of the NASDAQ, (iv) filings required under, and compliance with other applicable requirements of, the HSR Act and (v) the approvals set forth in Annex I (collectively, the “Parent Approvals”), no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by Parent or Purchaser of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, that, if not obtained or made, would not have, individually or in the aggregate, a Parent Material Adverse Effect.
          (c) None of the execution, delivery or performance of this Agreement by Parent and Purchaser, the consummation by Parent and Purchaser of the Transactions or compliance by Parent or Purchaser with any of the provisions of this Agreement will (i) violate or conflict with or result in any breach of any provision of the organizational documents of Parent or Purchaser, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Purchaser, any of their Subsidiaries, or any of their properties or assets, except (other than in the case of clause (i)) where such violations, breaches or defaults would not, individually or in the aggregate, have a Parent Material Adverse Effect.
     Section 4.3. Sufficient Funding. Purchaser has obtained binding written commitment letters and related term sheets from financially responsible institutions, addressed to Parent or its subsidiaries, dated as of the date hereof, true and correct copies of which have been furnished to the Company for the debt financing to be used in connection with the transactions contemplated hereby. The commitment letters are in full force and effect and Parent has performed all of its obligations thereunder required to be performed on or prior to the date hereof. Parent and Purchaser will have all of the funds available that are necessary to consummate the Transactions and to perform their respective obligations under this Agreement on the dates that Purchaser becomes obligated to pay for the Shares and at the Effective Time.
     Section 4.4. Ownership and Operations of Purchaser. As of the date of this Agreement, the authorized capital stock of Purchaser consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Purchaser is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Purchaser has not conducted any business other than incident to its formation and pursuant to this Agreement, the Transactions and the financing of the Transactions.
     Section 4.5. Finders or Brokers. Except for Merrill Lynch & Co., neither Parent nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated hereby.

     Section 4.6. Ownership of Shares. Neither Parent nor Purchaser is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).
     Section 4.7. Information in the Offer Documents and Proxy Statement. The Offer Documents (and any amendment thereof or supplement thereto) will not, when filed with the SEC, when distributed or disseminated to the stockholders of the Company or at the expiration of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Purchaser with respect to statements made therein based on information supplied by the Company for inclusion in the Offer Documents. The Offer Documents will comply as to form in all material respects with applicable federal securities laws and the rules and regulations thereunder. None of the information supplied by Parent or Purchaser in writing expressly for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will, at the date mailed to stockholders or at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.
     Section 4.8. Investigations; Litigation. There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, other than any such suit, claim, action, proceeding or investigation that would have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would have, individually or in the aggregate, a Parent Material Adverse Effect.
     Section 4.9. Solvency. As of the Effective Time, assuming satisfaction of the conditions to Parent’s obligation to consummate the Merger as set forth herein, or the waiver of such conditions, and after giving effect to all of the transactions contemplated by this Agreement, and the payment of the aggregate Merger Consideration and the consideration in respect of the Company Stock Options under Section 2.4 and any other repayment or refinancing of debt that may be contemplated in the Financing Commitments, and payment of all related fees and expenses, the Surviving Corporation will be Solvent. For purposes of this Section 4.9, the term “Solvent” with respect to any Person means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person exceeds, as of such date, (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured; (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged following such date; and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they become due and payable.

     Section 4.10. No Other Information. Parent and Purchaser acknowledge that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article III. The representations and warranties set forth in Article III are made solely by the Company, and no Representative of the Company shall have any responsibility or liability related thereto. Parent and Purchaser acknowledge and agree that they have not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries other than the representations and warranties expressly contained herein.
     Section 4.11. Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement, the Offer or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Purchaser, which shall have occurred prior to the date hereof, is the only vote or consent of the holders of any class or series of capital stock of Purchaser necessary to approve this Agreement; the Offer or the Merger or the transactions contemplated hereby.
ARTICLE V
COVENANTS AND AGREEMENTS
     Section 5.1. Conduct of Business.
          (a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be otherwise required by applicable Law; (ii) with the prior written consent of Parent; (iii) as expressly contemplated or permitted by this Agreement; or (iv) as disclosed in Section 5.1 of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to: (A) conduct its business in all material respects in the ordinary course; (B) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and to retain the services of its key officers and key employees, in each case, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time; (C) comply in all material respects with applicable Laws and the requirements of all Company Material Contracts; and (D) take no action that is intended to or that would reasonably be expected to materially adversely affect or materially delay the ability of any of the parties hereto from obtaining any necessary approvals of any regulatory agency or other Governmental Entity required for the transactions contemplated hereby, performing its covenants and agreements under this Agreement or consummating the transactions contemplated hereby or otherwise materially delay or prohibit consummation of the Merger or other transactions contemplated hereby; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed in Section 5.1(b)of the Company Disclosure Letter shall be deemed a breach of this Section 5.1(a).
          (b) The Company agrees with Parent that between the date hereof and the Effective Time, except as set forth in Section 5.1(b) of the Company Disclosure Letter or as otherwise contemplated or permitted by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent (not to be unreasonably withheld or delayed) of Parent until the earlier of (x) the Termination Date and (y) the Effective Time:
               (i) adjust, split, combine or reclassify any capital stock or otherwise amend the terms of its capital stock;
               (ii) make, declare, set aside or pay any dividend, or make any other distribution (whether in cash, stock, equity securities or property) on, or directly or indirectly sell, grant, dispose of, pledge, redeem, purchase or otherwise acquire or encumber, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except in connection with cashless exercises or similar transactions pursuant to the exercise of stock options or other awards issued and outstanding as of the date hereof under the Company Stock Plans or permitted hereunder to be granted after the date hereof; provided that following the end of each fiscal quarter the Company may declare and pay a quarterly cash dividend equal to $0.09 per Share and that this Section 5.1(b)(ii) shall not apply to intercompany dividends or distributions among the Company and its Subsidiaries in the ordinary course of business; provided, further, that in no event shall the Company declare a dividend respect to the fiscal quarter ended March 31, 2007 prior to May 1, 2007;
               (iii) grant any person any right to acquire any shares of its capital stock;
               (iv) issue or authorize the issuance of any additional shares of capital stock or any securities or rights convertible into shares of capital stock except pursuant to the exercise of stock options or other awards issued under the Company Stock Plans or the Company Warrants, in each case issued and outstanding as of the date hereof and in accordance with the terms of such instruments;
               (v) purchase, sell, transfer, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any properties or assets having a value in excess of $1 million in the aggregate (other than sales of inventory or commodity purchase, sale or hedging agreements, in each case in the ordinary course of business), except as disclosed in Section 5.1(b)(v) of the Company Disclosure Letter;
               (vi) make any new capital expenditures not contemplated by the capital expenditure budget (a correct and complete copy of which has been made available to Parent) having an aggregate value in excess of $1 million for any consecutive 12 month period;
               (vii) issue, sell, incur, assume, guarantee (including entering into a “keep well” or similar agreement), or become obligated with respect to (A) any indebtedness for borrowed money or any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, excluding intercompany debt among the Company and its Subsidiaries consistent with past practice, other than borrowings in the ordinary course of business in amounts not in excess of $34 million in the aggregate outstanding at any time pursuant to the Company’s existing credit facilities or under short-term debt or overdraft facilities, in each case as in effect as of the date hereof and disclosed in Section 3.21(a)(vi) of the Company Disclosure Letter or (B) any indebtedness for borrowed money or any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries that contain covenants that materially restrict the Merger or that are materially inconsistent with the Financing Commitments in effect as of the date hereof as previously disclosed to the Company;
               (viii) directly or indirectly make any investment in or acquire another Person or business in excess of $1 million in the aggregate, whether by merger, consolidation, purchase of stock or securities, contributions to capital, property transfers or entering into binding agreements with respect to any such investment or acquisition;
               (ix) (A) except in the ordinary course of business, enter into, renew, extend, materially amend or terminate any Company Material Contract or Contract which if entered into prior to the date hereof would be a Company Material Contract, in each case, other than any Contract relating to indebtedness that would not be prohibited under clause (vii) of this Section 5.1(b); (B) enter into or extend the term or scope of any Contract that purports to restrict the Company or any of its Subsidiaries from engaging in any line of business or in any geographic area; (C) amend or modify the Engagement Letter; or (D) enter into any Contact that would be breached by, or require the consent of any third party in order to continue in full force following, the consummation of the Transactions;
               (x) except to the extent required by Law (including Section 409A of the Code) or by Company Material Contracts, Company Benefit Plans or Company Foreign Plans each in existence as of the date hereof and disclosed in the appropriate Section of the Company Disclosure Schedule or as disclosed in Section 5.1(b)(x) of the Company Disclosure Letter, (A) amend or increase in any manner the compensation or benefits of any of its employees, directors, officers or consultants, except for non-material increases of compensation or benefits for employees (other than officers or directors) made in the ordinary course of business and in amounts and in a manner consistent with past practice; (B) pay any pension, severance or retirement benefits; or (C) enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate;
               (xi) waive, release, assign, settle or compromise any material claim, action or proceeding, other than in the ordinary course of business;
               (xii) amend or waive any provision of its certificate of incorporation or its bylaws or other equivalent organizational documents;
               (xiii) take any action that is intended or could reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied or materially delay such satisfaction;

               (xiv) implement or adopt any material change in its Tax or financial accounting principles, practices or methods, other than as required by GAAP, applicable Law or regulatory guidelines;
               (xv) enter into any closing agreement with respect to material Taxes, settle or compromise any material liability for Taxes, make, revoke or change any material Tax election, agree to any adjustment of any material Tax attribute, file or surrender any claim for a material refund of Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material Taxes, file any material amended Tax Return or obtain any material Tax ruling;
               (xvi) enter into a new line of business;
               (xvii) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of the Company);
               (xviii) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Stock Plans or any agreement evidencing any outstanding Company Stock Option, Company Warrant or other right to acquire Company capital stock or any similar or related contract;
               (xix) (A) settle or compromise any legal proceeding material to the Company and its Subsidiaries taken as a whole or (B) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with their terms of liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the filed Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business; or
               (xx) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors (A) in support of, any of the actions prohibited by this Section 5.1(b) or (B) which would cause any of the representations or warranties of the Company set forth in this Agreement (1) that are qualified as to “materiality” or “Company Material Adverse Effect” to be untrue or (2) that are not so qualified to be untrue in any material respect.
          (c) From and after the date hereof and prior to the Effective Time or the Termination Date, if any, and except (i) as may be otherwise required by applicable Law or (ii) as expressly contemplated or permitted by this Agreement, the Company and its Subsidiaries, Parent and Purchaser shall take no action that is intended to or that would reasonably be expected to materially adversely affect or materially delay the ability of any of the parties hereto from obtaining any necessary approvals of any regulatory agency or other Governmental Entity required for the transactions contemplated hereby, performing its covenants and agreements under this Agreement or consummating the transactions contemplated hereby or otherwise materially delay or prohibit consummation of the Merger or other transactions contemplated hereby.
     Section 5.2. Investigation/Access to Information.
          (a) From the date hereof until the Effective Time and subject to the requirements and prohibitions of applicable Laws, the Company shall (i) provide to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, Contracts, books and records of the Company and its Subsidiaries; (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives (other than directors who are not employees) of the Company and its Subsidiaries to cooperate reasonably during normal business hours with Parent in its investigation of the Company and its Subsidiaries, except that nothing herein shall require the Company or any of its Subsidiaries to disclose any information that would reasonably be expected to cause a material violation of any Company Material Contract set forth on Section 3.21 of the Company Disclosure Letter to which the Company or any of its Subsidiaries is a party or would involve any sampling for Hazardous Substances or would cause a risk of a loss of privilege to the Company or any of its Subsidiaries and, in all cases, will be at the expense of Parent. Any investigation pursuant to this Section 5.2(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained by Parent or Purchaser in any investigation pursuant to this Section 5.2(a) shall affect or be deemed to modify any representation or warranty made by the Company in Article III.
          (b) Parent hereby agrees that all information provided to it or its counsel, financial advisors, auditors and other authorized representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Evaluation Materials” as such term is used in and for all purposes of, and shall be treated in accordance with, the Confidentiality Agreement, dated as of November 3, 2006, between the Company and Genstar Capital LLC (the “Confidentiality Agreement”) as if it had been provided prior to the date of this Agreement.
          (c) If Parent determines to seek financing (through loans from financial institutions and/or the issuance or sale of equity or debt securities, or otherwise) in connection with the Transactions (each, a “Financing Commitment”), at Parent’s request the Company shall (a) cooperate in Parent’s preparation of any prospectus or offering memorandum or similar document, (b) make senior management of the Company reasonably available for customary “roadshow” presentations, lender meetings and rating agencies presentations, (c) cooperate with prospective lenders, underwriters, placement agents or initial purchasers in performing their due diligence with respect to the Company and its subsidiaries and (d) cooperate in procuring reasonably requested certificates or documents, including a customary certificate of the chief financial officer of the Company with respect to solvency matters, legal opinions and real estate title documentation, required under any definitive financing agreements. At the Company’s request, Parent shall pay or reimburse the Company for reasonable direct, out-of-pocket fees and expenses incurred by the Company in the performance of its obligations under this Section 5.2(c). None of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee that is not simultaneously reimbursed or incur any other liability in connection with the Financing prior to the Effective Time. Following the termination of this agreement in accordance with its terms, Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.2(c), and Parent shall further indemnify and hold harmless the Company, its Subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith (other than information provided in writing by the Company or its Subsidiaries), except to the extent that such losses, damages, claims, costs or expenses, directly or indirectly, resulted from the fraud or wilful misconduct of the Company. The Company shall use its commercially reasonable best efforts to file its audited financial statements for the fiscal year ended December 31, 2006 on or before March 12, 2007.
     Section 5.3. Financial Statements. The Company shall file with the SEC on a timely basis the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and, if such report shall become due, the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2007. The chief executive officer and the chief financial officer of the Company shall provide all necessary certifications when due and as required by the Sarbanes-Oxley Act, the Exchange Act and any other rules or regulations promulgated by the SEC with respect to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and, if applicable, the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2007.
     Section 5.4. No Solicitation.
          (a) From the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with its terms, the Company shall not, shall cause all of the Subsidiaries and the Company’s and such Subsidiaries’ respective officers and directors not to, and shall not authorize or permit its non-officer employees, investment bankers, attorneys, accountants or other agents or representatives (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate, knowingly encourage or facilitate (including by way of furnishing non-public information), any inquiries or the making or submission of, or any inquiry, offer, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) participate or engage in any discussions or negotiations with, or disclose or provide any non-public information or data relating to the Company or any Subsidiary or afford access to the properties, assets, books or records or employees of the Company or any Subsidiary to, any Person, or “group” (as defined under Section 13(d) of the Exchange Act ) other than Parent and its Subsidiaries and Representatives (any such Person or “group” and its Representatives (excluding the Company’s and Parent’s Representatives in their capacity as such), a “Third Party”) relating to an Acquisition Proposal, (iii) facilitate any effort or attempt to make or implement an Acquisition Proposal, (iv) accept, approve, endorse or recommend an Acquisition Proposal or (v) enter into any agreement, arrangement, undertaking, contract, commitment or understanding (including any agreement in principle or letter of intent or understanding) with respect to or contemplating an Acquisition Proposal or enter into any agreement, arrangement, undertaking, contract, commitment or understanding requiring the Company to abandon, terminate or fail to consummate the Transactions contemplated by this Agreement. The Company shall, and shall cause the Subsidiaries and the Company’s and such Subsidiaries’ respective Representatives to, immediately cease and terminate any existing solicitation, encouragement, activity, discussion or negotiation with any Third Party heretofore conducted by the Company, the Subsidiaries or their respective Representatives with respect to an Acquisition Proposal or Acquisition Transaction.
          (b) Notwithstanding the restrictions set forth in Section 5.4(a), if, at any time prior to the Appointment Time, (i) the Company receives an unsolicited bona fide written Acquisition Proposal from a Third Party and under circumstances in which the Company, its Subsidiaries and their Representatives have complied with the Company’s obligations under Section 5.4(a) and (ii) the Company Board of Directors determines in good faith (after consultation with its financial advisor and outside legal counsel) (such consultation with a financial advisor and outside legal counsel, “After Consultation”) that (A) such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal and (B) the failure to take any such action would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable law, the Company may, subject to its giving Parent at least forty-eight (48) hours prior written notice (which notice shall contain the identity of such Third Party, a copy of the written Acquisition Proposal, a description of any other material terms pertinent thereto and a statement to the effect that the Company Board of Directors has made the determination required by this Section 5.4(b) and the Company intends to furnish non-public information to, or enter into discussions or negotiations with, such Third Party), (1) furnish information with respect to the Company and Subsidiaries to such Third Party pursuant to a confidentiality agreement containing terms no less favorable to the Company, including the “standstill” provisions, than the terms of the Confidentiality Agreement, provided, that a copy of all such information is delivered simultaneously to Parent to the extent it has not previously been so furnished to Parent and (2) participate in discussions or negotiations with such Third Party regarding such Acquisition Proposal (including by requesting that such Third Party amend the terms of such Acquisition Proposal so that it may be a Superior Proposal). Without limiting the foregoing, it is understood that any violation of the foregoing procedures by the Company or any of its Subsidiaries or their Representatives shall be deemed to be a breach of this Section 5.4.
          (c) In addition to any prior notice obligations contained in Section 5.4(b), the Company shall as promptly as practicable (and in any event within forty-eight (48) hours) notify Parent of any Acquisition Proposal that the Company receives or of any request for information or inquiry that the Company receives which relates to or would reasonably be expected to lead to an Acquisition Proposal, which notification shall include, (i) the applicable written Acquisition Proposal, request or inquiry (or, if oral, the material terms and conditions of such Acquisition Proposal, request or inquiry), and (ii) the identity of the Person making such Acquisition Proposal, request or inquiry. The Company shall keep Parent informed on a reasonably current basis (but in any event within 48 hours) of the status and material terms and conditions (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry.

          (d) Nothing contained in this Agreement shall prohibit the Company from (i) issuing a “stop-look-and listen communication” pursuant to Rule 14d-9(f) or taking and disclosing to its stockholders a position as required by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (ii) otherwise disclosing any information to its stockholders if the Company Board of Directors determines in good faith (After Consultation) that the failure to disclose such information would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable law, subject to compliance with the requirements of Sections 5.4(a), (b), and (c) and Section 5.5.
          (e) The Company shall not amend, release or waive any provision of any confidentiality, “standstill” or similar agreement to which the Company or any Subsidiary is a party. The Company will use its reasonable efforts to enforce or cause to be enforced each such agreement at the request of Parent.
          (f) As used herein: (i) “Acquisition Proposal” means any inquiry, offer, proposal or indication of interest, whether or not in writing, as the case may be, by any Person that relates to an Acquisition Transaction; (ii) “Acquisition Transaction” means any transaction or series of transactions (other than the transactions contemplated by this Agreement) involving (A) any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction would hold less than eighty-five percent (85%) of the equity or voting securities of the surviving or resulting entity of such transaction, (B) the issuance by the Company, directly or indirectly, or the acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act), directly or indirectly, of shares of any class of capital stock or other equity securities of (1) the Company representing more than fifteen percent (15%) or more (by ownership or voting power) of the outstanding shares of any class of capital stock of the Company or (2) any Subsidiary or Subsidiaries whose assets constitute more than twenty percent (20%) of the assets of the Company and its Subsidiaries, taken as a whole, (C) any tender or exchange offer that if consummated would result in any Person or “group” (as defined in our under Section 13(d) of the Exchange Act) beneficially owning shares of any class of capital stock or other equity securities of the Company representing more than fifteen percent (15%) or more (by ownership or voting power) of the outstanding shares of any class capital stock of the Company, (D) any acquisition, license, lease, purchase or other disposition of assets that constitute more than twenty percent (20%) of the assets of the Company and its Subsidiaries, taken as a whole, other than the sale of inventory in the ordinary course of business or consistent with past practice, or (E) any combination of the foregoing; and (iii) “Superior Proposal” means any bona fide written Acquisition Proposal received by the Company after the date hereof and not in breach of this Agreement to acquire all or substantially all of the equity securities of the Company or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis and not subject to a financing contingency, which the Company Board of Directors determines in good faith, After Consultation, taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the Acquisition Proposal and the Third Party making the Acquisition Proposal and any adjustment to the terms and conditions of this Agreement proposed by Parent in response to such Acquisition Proposal would, if consummated in accordance with its terms, be more favorable to the holders of Shares (in their capacity as such) from a financial point of view than the transactions contemplated by this Agreement, including the Offer and the Merger (after taking into account any adjustment to the terms and conditions of this Agreement proposed by Parent in response to such Acquisition Proposal).
     Section 5.5. Board Recommendation.
          (a) Subject to the terms of Section 5.5(c) hereof, the Company Board of Directors shall (i) recommend that the holders of the Shares accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if necessary under applicable law, adopt this Agreement in accordance with the applicable provisions of DGCL (the “Company Recommendation”), and (ii) include the Company Recommendation in the Schedule 14D-9 and permit Parent to include the Company Recommendation in the Offer Documents.
          (b) Subject to Section 5.5(c), neither the Company Board of Directors nor any committee thereof shall (i) withdraw, qualify, modify, change or amend in any manner adverse to Parent or Purchaser (including pursuant to the Schedule 14D-9 or any amendment thereto), the Company Recommendation or the approval by the Company Board of Directors of this Agreement and the transactions contemplated hereby, including the Offer and the Merger or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (any of the foregoing being referred to as a “Company Change in Recommendation”).
          (c) Notwithstanding anything to the contrary set forth in this Agreement, the Company Board of Directors may effect a Company Change in Recommendation at any time prior to the Appointment Time, if either:
               (i) (A) the Company Board of Directors has received an Acquisition Proposal (that has not been withdrawn) that constitutes a Superior Proposal and such Acquisition Proposal shall not have resulted from a breach or violation of the terms of Section 5.4(a), (B) the Company Board of Directors determines in good faith (After Consultation and after considering in good faith any counter-offer or proposal made by Parent during the three-day period contemplated by clause (D) below), that the failure to effect a Company Change in Recommendation in light of such Superior Proposal would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable law, (C) at least three (3) days prior to such Company Change in Recommendation, the Company shall have provided to Parent a written notice (a “Notice of Recommendation Change”) of its intention to make such Company Change in Recommendation (which notice shall not be deemed to be, in and of itself, a Company Change in Recommendation), specifying the material terms and conditions of such Superior Proposal, including a copy of such Superior Proposal and identifying the Person making such Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material terms of such Superior Proposal shall require the delivery of a new Notice of Recommendation Change and a new three-day period), (D) during the three-day period following Parent’s receipt of a Notice of Recommendation Change, the Company shall have given Parent the opportunity to meet with the Company and its Representatives, and at Parent’s request, shall have negotiated in good faith regarding the terms of possible revisions to the terms of this Agreement and (E) Parent shall not, within three (3) Business Days of Parent’s receipt of a Notice of Recommendation Change have made an offer that the Board of Directors of the

Company determines in good faith, After Consultation to be at least as favorable to the Company’s stockholders as such Superior Proposal; or
               (ii) other than in connection with a Superior Proposal (it being understood and hereby agreed that the Company Board of Directors shall not effect a Company Change of Recommendation in connection with a Superior Proposal other than pursuant to the immediately preceding clause (i) of this Section 5.5(c)), (A) the Company Board of Directors determines in good faith (After Consultation) that the failure to effect a Company Change in Recommendation would constitute a breach of its fiduciary obligations to the Company’s stockholders under applicable law, (B) at least three (3) days prior to such Company Change in Recommendation, the Company shall have provided to Parent a Notice of Recommendation Change of its intention to make such Company Change in Recommendation (which notice shall not be deemed to be, in and of itself a Company Change in Recommendation), specifying in sufficient detail reasonably satisfactory to Parent the circumstances for such proposed Company Change in Recommendation (it being understood and agreed that any change to such circumstances or any additional circumstances shall require the delivery of a new Notice of Recommendation Change and a new three-day period), and (C) during the three-day period following Parent’s receipt of a Notice of Recommendation Change, the Company shall have given Parent the opportunity to meet with the Company and its Representatives, and at Parent’s request, shall have negotiated in good faith regarding the terms of possible revisions to the terms of this Agreement.
     Section 5.6. Employee Matters.
          (a) Employee Matters.
               (i) From and after the Effective Time, Parent shall honor all Company Benefit Plans and Company Foreign Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time, provided that nothing herein shall limit the right of the Company or Parent from amending or terminating such plans, arrangements and agreements in accordance with their terms. For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to each Person who is an employee of the Company and its Subsidiaries at the Effective Time other than such employees covered by collective bargaining agreements (“Company Employees”) at least the same compensation (salary, wages and incentive compensation, but excluding any equity compensation plans) provided to Company Employees immediately before the Effective Time. Notwithstanding any other provision of this Agreement to the contrary, Parent shall or shall cause the Surviving Corporation to provide Company Employees whose employment terminates during the one-year period following the Effective Time with severance benefits that are at least as favorable as the levels and pursuant to the terms of the Company’s severance policies (as set forth in Section 5.6(a)(i) of the Company’s Disclosure Letter) as in effect immediately prior to the Effective Time.
               (ii) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time as required pursuant to this 5.6(a) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, to the extent permitted by such plans, (A) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is similar in type to a Company Benefit Plan in which such Company Employee participated immediately before the consummation of the Merger (such plans, collectively, the “Old Plans”) and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under the similar plans of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time and Parent shall cause any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Notwithstanding any other provision of this Agreement to the contrary, Company Employees shall remain covered by the Old Plans which provide medical, dental, pharmaceutical, vision and/or disability benefits until December 31, 2007. In addition, until December 31, 2007 Parent agrees to continue or cause the Surviving Corporation to continue the Company’s retiree welfare programs for the benefit of eligible former employees on the same terms as in effect immediately prior to the Effective Time. Notwithstanding anything to the foregoing, nothing in this Section 5.6(a)(ii) shall be construed to create any right of continued employment with Parent, the Company or any subsidiary.
               (iii) Effective as of the day immediately preceding the Effective Time, the Company shall terminate any and all Company Plans intended to include a Code Section 401(k) arrangement (the “Company 401(k) Plan”), unless the Parent provides written notice to the Company at least three (3) Business Days prior to the Effective Time that such 401(k) plans need not be terminated. Unless the Parent provides such written notice to the Company, the Company shall provide the Parent with evidence that such Company 401(k) Plan(s) have been terminated (effective as of the day immediately preceding the Effective Time) pursuant to resolutions of the Company’s Board of Directors. The form and substance of such resolutions shall be subject to reasonable review and approval of the Parent. The Company also shall take such other actions in furtherance of terminating such Company 401(k) Plan(s) as the Parent may reasonably require. As of the Effective Time, all Company Employees eligible to participate in any such Company 401(k) Plan(s) shall be eligible to participate in a Code Section 401(k) arrangement maintained by the Parent (the “Parent 401(k) Plan”). The Parent shall cause such

Parent 401(k) Plan to accept direct rollover contributions (within the meaning of Section 401(a)(31) of the Code) in respect of Company Employees, including any outstanding participant loans and related promissory notes.
               (iv) On or before the Effective Time, the Company shall terminate the TB Woods’ Corporation Employee Stock Purchase Plan (the “ESPP”) and any cash balance in participants’ accounts shall be returned to such participants as soon as administratively practicable, as described in Article IX of the ESPP.
     Section 5.7. Efforts.
          (a) Subject to the provisions of this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods, including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance, or waiver from, or to avoid an action or proceeding by, any Governmental Entity; (ii) the obtaining of all necessary consents, approvals or waivers from third parties; (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated hereby; and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby; provided, however, that in no event shall the Company be required to pay prior to the Effective Time any fee, penalties or other consideration to any third party to obtain any consent or approval required for the consummation of the Merger under any Contract.
          (b) Subject to the provisions of this Agreement, the Company and Parent shall (i) promptly, but in no event later than 10 days after the date hereof, file any and all Notification and Report Forms required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with respect to the Transactions, and use commercially reasonable efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act; (ii) if required, promptly make an appropriate filing under the European Community Merger Regulation, and use commercially reasonable efforts to obtain a decision from the European Commission allowing the consummation of the Merger and the other transactions contemplated hereby; (iii) use commercially reasonable efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely obtaining all such consents, permits, authorizations or approvals; (iv) use commercially reasonable efforts to supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Regulatory Law or by such Governmental Entity; and (v) use commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under Regulatory Law with respect to the Merger and the other transactions contemplated hereby.
          (c) Subject to applicable legal limitations and the instructions of any Governmental Entity, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the Merger and the other transactions contemplated thereby, including promptly furnishing the other with copies of material or significant notices or other material or significant communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written material communication to any Governmental Entity. Each of the Company and Parent agrees not to participate in any significant substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.
          (d) Subject to and in furtherance and not in limitation of the covenants of the parties contained in this Section 5.7, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other transactions contemplated hereby. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.7 shall limit a party’s right to terminate this Agreement pursuant to Article VII, so long as such party has, prior to such termination, complied with its obligations under this Section 5.7.
          (e) Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not, without Parent’s prior written consent, commit to any divestiture transaction or agree to any restriction on its business, and nothing in this Section 5.7 shall (i) require Parent to offer, accept or agree to (A) dispose or hold separate any part of its or the Company’s businesses, operations, assets or product lines (or a combination of Parent’s and the Company’s respective businesses, operations, assets or product lines), (B) not compete in any geographic area or line of business, and/or (C) restrict the manner in which, or whether, Parent, the Company, the Surviving Corporation or any of their Affiliates may carry on business in any part of the world, unless Parent determines, in its sole reasonable judgment, that such action would not have more than a de minimis adverse impact on the strategic and other benefits expected to be achieved from the Merger and would not have more than a de minimis adverse impact on Parent or the Company.
     Section 5.8. Public Announcements. The Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company.
     Section 5.9. Indemnification and Insurance.
          (a) Parent and Purchaser agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors or officers, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or bylaws or other organization documents or in any indemnification agreement set forth in Section 5.9 of the Company Disclosure Letter shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ certificate of incorporation and bylaws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries set forth in Schedule 5.9 of the Company Disclosure Letter, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of the Company and its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action (as hereinafter defined) pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.
          (b) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, or officer of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred before the Effective Time, including acts or omissions in connection with such person serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company. An Indemnified Party shall notify the Surviving Corporation in writing promptly upon learning of any claim, action, suit, proceeding, investigation or other matter in respect of which such indemnification may be sought. The Surviving Corporation shall have the right, but not the obligation, to assume and control the defense of, including the investigation of, and corrective action required to be undertaken in response to, any litigation, claim or proceeding relating to any acts or omissions covered under this Section 5.9 with counsel reasonably selected by it; provided, however, that the Indemnified Party shall be permitted to participate in the defense of such claim with counsel of his choosing, the reasonable expense of which shall be borne by the Surviving Corporation. Notwithstanding anything to the contrary, in no event shall the Surviving Corporation be liable for any settlement or compromise effected without its written consent.
          (c) Prior to the Effective Time, the Company shall purchase, and, following the Effective Time, the Surviving Corporation shall maintain, a fully pre-paid six-year “tail” policy to the current policy of directors’ and officers’ liability insurance maintained as of the date hereof by the Company (the “Current Policy”), which tail policy shall cover a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and which tail policy shall contain the same coverage (including, without limitation, the scope and amount thereof) as, and contain terms and conditions that are equivalent to, the coverage set forth in the Current Policy; provided that in no event shall the Company expend per year of coverage more than three hundred percent (300%) of the amount currently expended by the Company per year of coverage as of the date of this Agreement (the “Maximum Amount”) to procure insurance coverage pursuant hereto. If the Company is unable to maintain or obtain the insurance called for by this paragraph, the Company shall obtain as much comparable insurance as available for the Maximum Amount. The Indemnified Parties may be required to make reasonable application and provide reasonable and customary representations and warranties to applicable insurance carriers for the purpose of obtaining such insurance.
          (d) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or bylaws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification agreement or arrangement set forth in Section 5.9 of the Company Disclosure Letter or the DGCL. The provisions of this Section 5.9 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.
          (e) In the event the Parent, Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to, or in substitution for, any such claims under any such policies.
     Section 5.10. Notification of Certain Matters. The parties hereto shall give prompt notice to each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent; (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby; and (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in (i) any of the Conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement, (ii) any of the representations and warranties of the Company contained in Sections 3.2, 3.3, 3.4 or 3.19 to be untrue or incorrect in a material respect, (iii) except as has not had and would not have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, any of the representations and warranties (other than those referenced in clause (ii) of this paragraph) being untrue or incorrect in any respect and (iv) any failure on its part to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder, as the case may be; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement, (y) limit the remedies available to the party receiving such notice or (z) otherwise affect the conditions to such party’s obligation to consummate the Merger as set forth in Article VI.
     Section 5.11. Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
     Section 5.12. Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time and (b) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

     Section 5.13. Certain Transfer Taxes. Any liability arising out of any real estate transfer Tax with respect to interests in real property owned directly or indirectly by the Company or any of its Subsidiaries immediately prior to the Merger, if applicable and due with respect to the Merger, shall be borne by the Surviving Corporation and expressly shall not be a liability of stockholders of the Company.
     Section 5.14. Obligations of Purchaser. Parent shall take all action necessary to cause Purchaser and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement.
     Section 5.15. Rule 14d-10(d). Prior to the Expiration Date, the Company (acting through its Compensation Committee) will take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or its Subsidiaries on or after the date hereof with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an Employment Compensation Arrangement and to satisfy the requirements of the non-exclusive safe-harbor set forth in Rule 14d-10(d) of the Exchange Act.
     Section 5.16. FIRPTA. Prior to the Appointment Time, the Company shall provide to Purchaser a certificate complying with Treasury Regulation Section 1.897-2(g)(1)(ii) that states that interests in the Company are not “United States real property interests”.
ARTICLE VI
CONDITIONS TO THE MERGER
     Section 6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Purchaser and the Company, as the case may be, to the extent permitted by applicable law.
          (a) Stockholder Approval. This Agreement shall have been adopted by the holders of sixty-six and two-thirds percent (66 2/3%) of the then outstanding Shares, if required by applicable Law.
          (b) Statutes; Court Orders. No statute, rule, regulation, judgment, injunction or ruling shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger.
          (c) Purchase of Shares in Offer. Purchaser shall have accepted for payment and paid for, or caused to be accepted for payment and paid for, all Shares validly tendered and not withdrawn pursuant to the Offer (including pursuant to any “subsequent offer period” provided by Purchaser pursuant to this Agreement).

ARTICLE VII
TERMINATION
     Section 7.1. Termination or Abandonment.
          (a) This Agreement may be terminated and the Transactions may be abandoned at any time before the Appointment Time:
               (i) by either Parent (by action duly authorized by the Parent Board of Directors, or an authorized committee thereof) or the Company (by action of the Company Board of Directors):
          (A) if there has been a breach by the other party of any representation, warranty, covenant or agreement set forth in this Agreement, which breach (1) in the case of a breach by the Company shall result in any condition or requirement set forth in Annex I not being satisfied, and (2) in the case of a breach by Parent or Purchaser, shall have had or is reasonably likely to have, individually or in the aggregate, a material adverse effect upon Parent or Purchaser’s ability to consummate the Offer or Merger (and in each case such breach is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied within thirty (30) days after the receipt of notice thereof by the defaulting party from the non-defaulting party, it being understood and agreed that this Agreement may not be terminated pursuant to this Section 7.1(a)(i)(A) during such 30-day period or following such 30-day period if such breach is cured during such 30-day period);
          (B) if Purchaser shall not have accepted for payment and paid for all Shares tendered pursuant to the Offer in accordance with the terms thereof on or before the Initial Outside Date or the Extended Outside Date, as applicable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(a)(i)(B) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, Purchaser’s failure to accept for payment and pay for all Shares tendered pursuant to the Offer prior to the Initial Outside Date or Extended Outside Date; or
               (ii) by Parent, if (A) the Company Board of Directors or any committee thereof shall have effected a Company Change in Recommendation (whether or not in compliance with Section 5.5), (B) the Company Board of Directors or any committee thereof shall have approved or recommended any Superior Proposal, (C) the Company or any Company Subsidiary shall have entered into any agreement (other than a confidentiality agreement as contemplated by Section 5.4(b)), including any letter of intent, with respect to any Acquisition Proposal, (D) the Company shall have failed to include the Company Recommendation in the Schedule 14D-9, refused to permit Parent and Purchaser to include the Company Recommendation in the Offer Documents or shall not have rejected any Acquisition Proposal within ten (10) Business Days of the making thereof (including for these purposes, by taking no position with respect to such Acquisition Proposal), (E) the Company Board of Directors shall have failed to reconfirm the Company Recommendations or its approval of this Agreement, the Offer, the Merger or any other Transaction promptly, and in any event within five (5) Business Days following Parent’s request to do so, (F) the Company Board of Directors or any committee thereof shall have resolved to take any action described in the preceding clauses (A) through (E); or
               (iii) by the Company, immediately prior to entering into a definitive agreement with respect to a Superior Proposal, provided that (A) the Company received such Superior Proposal other than as a result of a breach of or violation of the terms of Section 5.4 hereof, (B) the Company has not breached or violated the terms of Section 5.4 or 5.5 hereof in connection with such Superior Proposal, (C) subject to the terms of this Agreement, the Company Board of Directors has effected a Company Change in Recommendation in response to such Superior Proposal pursuant to and in compliance with Section 5.5(c)(i) and authorized the Company to enter into such definitive agreement for such Superior Proposal (which authorization may be subject to termination of this Agreement), (D) immediately prior to the termination of this Agreement, the Company pays to Parent the Termination Fee payable pursuant to Section 7.2(b) hereof, and (E) immediately following the termination of this Agreement, the Company enters into such definitive agreement to effect such Superior Proposal.
          (b) This Agreement may be terminated and the Transactions may be abandoned at any time before the Effective Time, whether before or after stockholder approval thereof:
               (i) if a court of competent jurisdiction or other Governmental Entity shall have issued a final, non-appealable order, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the Transactions, provided, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the issuance of such final, non-appealable injunction, judgment, order, decree or ruling was primarily due to the failure of such party to perform any of its obligations under this Agreement; or
               (ii) by mutual written consent of Parent and the Company duly authorized by the Company Board of Directors and the Board of Directors of Parent (the “Parent Board of Directors”), or authorized committee thereof.
     Section 7.2. Effect of Termination.
          (a) General. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Purchaser or the Company, except (i) as set forth in this Section 7.2 and Article VIII and (ii) nothing herein shall relieve any party from liability for any wilful or intentional material breach of this Agreement.

          (b) Termination Fee.
               (i) If Parent terminates this Agreement pursuant to Section 7.1(a)(ii), then the Company shall pay to Parent promptly, but in no event later than two (2) Business Days after the date of such termination, a termination fee of $4,500,000 in cash (the “Termination Fee”).
               (ii) If the Company terminates this Agreement pursuant to Section 7.1(a)(iii), prior to and as a condition to the effectiveness of such termination, the Company shall pay to Parent the Termination Fee.
               (iii) If (A) Parent shall have terminated this Agreement pursuant to Section 7.1(a)(i)(A) as a result of a breach of a covenant or agreement of the Company under this Agreement or an intentional breach of a representation or warranty of the Company under this Agreement; (B) following the execution and delivery of this Agreement and prior to the breach forming the basis for such termination, an Acquisition Proposal (whether or not a continuation or renewal of, or otherwise relating to, an Acquisition Proposal that was known to the Company prior to the execution and delivery of this Agreement) is known to the Company; and (C) concurrently with, or within twelve (12) months following such termination, an Acquisition Transaction occurs, then, the Company shall pay to Parent promptly, but in no event later than the date of consummation of such Acquisition Transaction, the Termination Fee.
          (c) The Termination Fee shall be paid promptly by wire transfer of immediately available funds to an account designated in writing by Parent. For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion. Except to the extent required by applicable law, the Company shall not withhold any withholding taxes on any payment under this Section 7.2.
          (d) The Company acknowledges that the agreements contained in this Section 7.2 are an integral part of the Transactions contemplated by this Agreement and that without such provisions, Parent would not have entered into this Agreement. If the Company fails to pay the Termination Fee and Parent or Purchaser commences a suit which results in a judgment against the Company for the Termination Fee, the Company shall pay Parent and Purchaser their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the amounts set forth in Section 7.2(b) hereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Likewise, if the Company fails to pay the Termination Fee and Parent or Purchaser commences a suit which results in a judgment against Parent and Purchaser, Parent shall pay the Company its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit.
          (e) The payment of the Termination Fee provided under this Section 7.2 is the sole and exclusive remedy available to Parent and Purchaser against the Company with respect to the termination of this Agreement and the transactions contemplated hereby (except with respect to any wilful material breach of this Agreement).

ARTICLE VIII
MISCELLANEOUS
     Section 8.1. No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the occurrence of the Merger.
     Section 8.2. Expenses. All costs and expenses incurred in connection with this Agreement and the Transaction shall be paid by the party incurring or required to incur such expenses, except that all fees paid in respect of any HSR Act or other regulatory filing shall be borne one-half by the Company and one-half by Parent.
     Section 8.3. Counterparts; Effectiveness. This Agreement may be executed and delivered in one or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by fax or otherwise) to the other parties.
     Section 8.4. Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to conflicts of laws principles that would result in the application of the law of any other state.
     Section 8.5. Jurisdiction; Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with Article VII the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, this being in addition to any other remedy which they are entitled at Law or in equity. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in any federal or state court located in the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.5; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.
     Section 8.6. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 8.7. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Purchaser:

Altra Holdings, Inc.
14 Hayward Street
Quincy, MA 02171
Attention: Michael L. Hurt
Fax: (617) 689-6202

with copies to:

Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, CA 94065
Attention: Craig W. Adas
Fax: (650) 802-3100

To the Company:

TB Wood’s Corporation
450 North Fifth Avenue
Chambersburg, PA 17201
Attention: William T. Fejes, Jr.
Fax: (717) 264-6420

with a copy to:

Dechert LLP
1775 I Street, N.W.
Washington, DC 20006
Attention: David E. Schulman
Fax: (202) 261-3333
or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or one day after mailing by overnight delivery service or three days after mailing by certified or registered mail. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
     Section 8.8. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, any of or all of its rights, interest and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Purchaser of its obligations hereunder.
     Section 8.9. Severability. Any term or provision of this Agreement that is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon any such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
     Section 8.10. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits hereto, the Support Agreement and the Company Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements and understandings between the parties with respect to the subject matter hereof and thereof and, except as set forth in Section 5.9(d), is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.
     Section 8.11. Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company (approved by the Board of Directors), Parent and Purchaser, or in the case of a waiver, by the party against whom the waiver is to be effective (and, in the case of the Company, as approved by the Board of Directors); provided, however, that after the adoption of this Agreement by the stockholders of the Company if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of NASDAQ require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
     Section 8.12. Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.
     Section 8.13. Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “the transactions contemplated hereby” or similar words or phrases appear, such words or phrases shall be deemed to be followed by the words unless otherwise indicated “(but not including Parent or Purchaser’s Financing Commitments or any other arrangements, agreements or understandings to which the Company is not a party).” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.
     Section 8.14. No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the corporate entities that are expressly identified as parties hereto.
     Section 8.15. Determinations by the Company. Whenever a determination, decision or approval by the Company is called for in this Agreement, such determination, decision or approval must be authorized by the Company’s Board of Directors.
     Section 8.16. Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein:
          (a) “Affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly or as trustee or executed, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership as trustee or executor by contract or otherwise.
          (b) “Business Day” shall mean any day on which the principal offices of the SEC in Washington, DC are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, NY.
          (c) “Company Foreign Plan” means each material plan, program or contract that is subject to or governed by the laws of any jurisdiction other than the United States, and which would have been treated as a Company Benefit Plan had it been a United States plan, program or contract.
          (d) “Company Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that (i) has or would be reasonably likely to have a material adverse effect on the assets, business, properties, liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or (ii) would be reasonably likely to prevent or materially delay or materially impair the ability of the Company to consummate the Transactions or the other transactions contemplated hereby, but, in the case of the foregoing clause (i), shall not include facts, circumstances, events, changes, effects or occurrences (A) generally affecting the industry in which the Company operates or conducts its business or the economy or the financial or securities markets in the United States or elsewhere in the world, including effects on such industries, economy or markets resulting from any regulatory an political conditions or developments or any natural disaster of any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof (except in each case to the extent such changes disproportionately affect the Company or its Subsidiaries); (B) reflecting or resulting from changes in Law or GAAP or the interpretations thereof; (C) resulting from actions or omissions of the Company or any of its Subsidiaries which Parent has requested, to which Parent has expressly consented or that are in compliance with the terms of this Agreement, (D) resulting from any legal proceedings arising from allegations of breach of fiduciary duty relating to this Agreement or false or misleading public disclosure (or omission) in connection with this Agreement made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) or (E) resulting from the announcement of (1) the Offer or Merger or the proposal thereof (including the loss or departure of employees or adverse developments in relationships with customers, suppliers, distributors or other business partners) or (2) this Agreement and the transactions contemplated hereby.
          (e) “Company Stock Plans” means the TB Wood’s Corporation 1996 Stock-Based Incentive Compensation Plan, as amended, the TB Wood’s Corporation 2006 Stock-Based Incentive Compensation Plan and the TB Wood’s Corporation Employee Stock Purchase Plan.
          (f) “Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations, whether written or oral.

          (g) “Employment Compensation Arrangement” means an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act.
          (h) “Environmental Law” means any applicable Law protecting the quality of the ambient air, soil, natural resources, surface water or groundwater, or health and safety in effect as of the date of this Agreement.
          (i) “Hazardous Substance” means any material, substance or waste defined and regulated as hazardous, toxic, a pollutant or a contaminant such under Environmental Law, including the federal Comprehensive Environmental Response, Compensation and Liability Act or the Resource Conservation and Recovery Act, as amended.
          (j) “Knowledge” means (i) with respect to Parent, the actual knowledge of the individuals listed on Section 8.15(j)(i) of the Parent Disclosure Letter and (ii) with respect to the Company, the actual knowledge of the individuals listed on Section 8.15(j)(ii) of the Company Disclosure Letter.
          (k) “NASDAQ” means the Nasdaq Global Market.
          (l) “orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.
          (m) “person” or “Person” shall mean an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or any other entity or group (as such term is used in Section 13 of the Exchange Act).
          (n) “Regulatory Law” means any and all state, federal and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws requiring notice to, filings with, or the consent, clearance or approval of, any Governmental Entity, or that otherwise may cause any restriction, in connection with the Merger and the transactions contemplated thereby.
          (o) “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding equity or voting power are on the date hereof directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ALTRA HOLDINGS, INC.
By:	/s/ Michael L. Hurt
	Name:	Michael L. Hurt
	Title:	Chairman and Chief Executive Officer

FOREST ACQUISITION CORPORATION
By:	/s/ Michael L. Hurt
	Name:	Michael L. Hurt
	Title:	President and Chief Executive Officer

TB WOOD’S CORPORATION
By:	/s/ William T. Fejes, Jr.
	Name:	William T. Fejes, Jr.
	Title:	Chief Executive Officer

ANNEX I
          Notwithstanding any other provisions of the Offer, but subject to the terms and conditions set forth in the Merger Agreement, and in addition to (and not in limitation of) Purchaser’s rights and obligations to extend or amend the Offer in accordance with the provisions of the Merger Agreement and any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act, Purchaser shall not be required to accept for payment or pay for, and may delay the acceptance for payment of or, subject to the restrictions referred to above, the payment for, any validly tendered Shares if (i) the Minimum Condition shall not have been satisfied at any then scheduled Expiration Date; (ii) any waiting period under the HSR Act or any similar foreign competition laws applicable to the transactions contemplated by the Merger Agreement has not expired or terminated prior to the termination or expiration of the Offer at or prior to any then scheduled Expiration Date (the “HSR Condition”); or (iii) any of the following events has occurred and be continuing at the scheduled Expiration Date:
          (a) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity of competent jurisdiction against Parent, Purchaser, the Company or any Subsidiary (i) challenging the acquisition by Purchaser (or Parent on Purchaser’s behalf) of any Shares pursuant to the Offer or seeking to restrain or prohibit the making or consummation of the Offer or the Merger, (ii) seeking to impose material limitations on the ability of Purchaser (or Parent on Purchaser’s behalf), or render Purchaser (or Parent on Purchaser’s behalf) unable, to accept for payment, pay for or purchase any or all of the Shares pursuant to the Offer or the Merger, (iii) seeking to prohibit or impose any material limitations on the ownership or operation by Parent (or any of its Subsidiaries) of all or any portion of businesses or assets of Parent, the Company or any of their respective Subsidiaries as a result of or in connection with the Transactions, or to compel Parent, the Company or any of their respective Subsidiaries to dispose of, license or hold separate any material portion of the businesses or assets of Parent, the Company or any of their respective Subsidiaries as a result of or in connection with the Transactions, (iv) seeking to impose material limitations on the ability of Parent or Purchaser effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company, or (v) which otherwise would have a Company Material Adverse Effect;
          (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or which is deemed applicable pursuant to an authoritative interpretation by or on behalf of a Government Entity to the Offer, the Merger or any other transaction contemplated by the Merger Agreement, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under HSR Act or similar waiting periods with respect to the any similar foreign competition laws, that (x) seeks to or is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above, or (y) has the effect of making such transactions illegal or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Merger Agreement;
          (c) (i) any of the representations and warranties of the Company contained in Sections 3.2, 3.3, 3.4 or 3.19 shall not be true and correct in all material respects, each as of the date hereof and as of the expiration date of the Offer with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time), or (ii) except as has not had and would not have a Company Material Adverse Effect, the representations and warranties of the Company contained in this Agreement, other than the representations and warranties referenced in clause (i) of this paragraph (c) shall not be true and correct in all respects (without giving effect to any references to any Company Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein and without giving effect to any modifications or updates to the Company Disclosure Letter) as of the date of the Merger Agreement and as of the expiration date of the Offer with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be true and correct (without giving effect to any references to any Company Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein and without giving effect to any modifications or updates to the Company Disclosure Letter) as of such date or time);
          (d) since the date of the Merger Agreement, any fact(s), change(s), event(s), development(s) or circumstance(s) have occurred, arisen or come into existence or become known to the Company, Parent or Purchaser, which is continuing and which had or would have a Company Material Adverse Effect;
          (e) the Company shall have breached or failed, in any material respect, to perform or to comply with any agreement or covenant to be performed or complied with by it under the Merger Agreement prior to the expiration of the Offer (or, in the case of Section 5.10 hereof, shall have intentionally breached or failed in any material respect to perform or comply with such Section 5.10) and such breach or failure shall not have been cured;
          (f) Purchaser shall have failed to receive a certificate of the Company, executed by the Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the scheduled Expiration Date, to the effect that the conditions set forth in paragraphs (c), (d) and (e) of this Annex I have not occurred;
          (g) a Company Change in Recommendation shall have occurred;
          (h) the Company shall not have filed its Form 10-K for the fiscal year ended December 31, 2006 with the SEC at least 20 days prior to the then scheduled Expiration Date; or
          (i) the Merger Agreement shall have been terminated in accordance with its terms.
          The foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to such condition, and may be waived by Parent or Purchaser in whole or in part at any time and from time to time and in the sole discretion of Parent or Purchaser, subject in each case to the terms of the Merger Agreement. The foregoing conditions shall be in addition to, and not a limitation of the rights of Parent and Purchaser to extend, terminate and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement. Any reference in this Annex I or in the Merger Agreement to a condition or requirement being satisfied shall be deemed met if such condition or requirements is so waived. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.
          Capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed, except that the term “Merger Agreement” shall be deemed to refer to the Agreement to which this Annex I is annexed.

EXHIBIT A
SUPPORT AGREEMENT
               THIS SUPPORT AGREEMENT (this “Agreement”), dated as of February 17, 2007, is entered into by and among Altra Holdings, Inc., a Delaware corporation (“Parent”), Forest Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and Thomas C. Foley, a United States citizen (“Stockholder”). Capitalized terms used but not defined in this Agreement have the meanings ascribed thereto in the Merger Agreement (as defined below).
               WHEREAS, concurrently with the execution of this Agreement, TB Wood’s Corporation, a Delaware corporation (the “Company”), Parent and Purchaser are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”);
               WHEREAS, as of the date hereof, Stockholder is the record and beneficial owner of 1,600,000 shares of common stock, $0.01 par value, of the Company (the “Stockholder Shares”); and
               WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Purchaser have required that Stockholder enter into this Agreement and, in order to induce Parent and Purchaser to enter into the Merger Agreement, Stockholder is willing to enter into this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:
          1. Agreement to Tender. Stockholder shall (a) as promptly as practicable and in any event within ten (10) Business Days of the commencement of the Offer, validly tender, or cause to be tendered, all of the Stockholder Shares pursuant to and in accordance with the terms of the Offer, and (b) not withdraw any Stockholder Shares from the Offer, unless and until (i) the Offer shall have been terminated by Purchaser in accordance with the terms of the Merger Agreement, or (ii) this Agreement shall have been terminated in accordance with Section 5.
          2. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent and Purchaser as follows:
               (a) Authority. Stockholder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Stockholder of this Agreement and the transactions contemplated hereby have been duly authorized and approved by all necessary action on the part of Stockholder and no further action on the part of Stockholder is necessary to authorize the execution and delivery by Stockholder of this Agreement or the performance by Stockholder of its obligations hereunder. This Agreement has been duly executed and delivered by Stockholder and, assuming due and valid authorization, execution and delivery hereof by Parent and Purchaser, constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity.
               (b) Consents and Approvals; No Violations. No consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the performance by Stockholder of its obligations under this Agreement, other than such consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by Stockholder of any of its obligations under this Agreement. Neither the execution and delivery of this Agreement by Stockholder nor the performance by Stockholder with its obligations hereunder, will (i) violate any applicable Law or order applicable to such Stockholder, or (ii) require the consent or other action by any Person under, constitute default under or result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of, Stockholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Stockholder is a party, or its assets may be bound or affected, except for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as would not, individually or in the aggregate, reasonably be expected to prevent or delay the performance by Stockholder of any of its obligations under this Agreement.
               (c) Ownership of Shares. Stockholder owns, beneficially and of record, all of the Stockholder Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than proxies and restrictions in favor of Parent and Purchaser pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” Laws of the various states of the United States). Without limiting the foregoing, except for proxies and restrictions in favor of Parent and Purchaser pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” Laws of the various states of the United States, Stockholder has sole voting power and sole power of disposition with respect to all Stockholder Shares, with no restrictions on Stockholder’s rights of voting or disposition pertaining thereto and no Person other than Stockholder has any right to direct or approve the voting or disposition of any Stockholder Shares.
               (d) Brokers. Except for Sagent Advisors Inc., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission that is payable by the Company, Parent or any of their respective Subsidiaries in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by or on behalf of Stockholder.
               (e) Reliance by Parent. Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement.

          3. Additional Covenants of the Stockholder. Stockholder hereby covenants and agrees that:
               (a) Restriction on Transfer; Proxies; Non-Interference. From the date hereof until any termination of this Agreement in accordance with its terms, except as provided hereunder or under the Merger Agreement, such Stockholder shall not, directly or indirectly, (i) sell, transfer (including by operation of Law), give, pledge, encumber, assign or otherwise dispose of (including, without limitation, any Constructive Disposition (as defined below)), or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of, any Stockholder Shares (or any right, title or interest thereto or therein), (ii) deposit any Stockholder Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Stockholder Shares, (iii) take any action that would make any representation or warranty of Stockholder set forth in this Agreement untrue or incorrect in any material respect or have the effect of preventing, disabling or delaying Stockholder from performing any of its obligations under this Agreement or (iv) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i), (ii) or (iii) of this Section 3(c). As used herein, the term “Constructive Disposition” means, with respect to any Stockholder Shares, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.
               (b) Publication. Stockholder agrees promptly to give to Parent any information it may reasonably require for the preparation of the Offer Documents.
          4. Representations and Warranties of Parent and Merger Subsidiary. Parent and Purchaser jointly and severally represent and warrant to Stockholder as follows:
               (a) Due Authorization. This Agreement has been authorized by all necessary corporate action on the part of each of Parent and Purchaser and has been duly executed by a duly authorized officer of each of Parent and Purchaser.
               (b) Validity; No Conflict. This Agreement constitutes the legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and by general principles of equity. Neither the execution of this Agreement by Parent and Purchaser nor the consummation of the transactions contemplated hereby will result in a breach or violation of the terms of any agreement by which Parent or Purchaser is bound or of any decree, judgment, order, law or regulation now in effect of any court or other governmental body applicable to Parent or Purchaser.
          5. Termination. This Agreement shall terminate on the first to occur of (a) provided that the Company pays Parent the Termination Fee prior to or simultaneously with such termination (if and only to the extent applicable), the termination of the Merger Agreement in accordance with its terms, (b) the Effective Time and (c) termination of the

Offer. Notwithstanding the foregoing, (i) nothing herein shall relieve any party from liability for fraud or any willful breach of this Agreement and (ii) the provisions of this Section 5, Section 6 and Section 2 of this Agreement, shall survive any termination of this Agreement.
          6. Miscellaneous.
               (a) Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.
               (b) Additional Shares. Until any termination of this Agreement in accordance with its terms, Stockholder shall promptly notify Parent of the number of shares of Company common stock, if any, as to which Stockholder acquires record or beneficial ownership after the date hereof. Any shares of Company common stock as to which Stockholder acquires record or beneficial ownership after the date hereof and prior to termination of this Agreement shall be Stockholder Shares for purposes of this Agreement. Without limiting the foregoing, in the event of any stock split, stock dividend or other change in the capital structure of the Company affecting the Company common stock, the number of shares of Company Common Stock constituting Stockholder Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company common stock or other voting securities of the Company issued to Stockholder in connection therewith.
               (c) Definition of “Beneficial Ownership”. For purposes of this Agreement, “beneficial ownership” with respect to (or to “own beneficially”) any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.
               (d) Further Assurances. From time to time, at the request of Parent and without further consideration, Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.
               (e) Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.
               (f) Amendments; Waiver. This Agreement may not be amended or supplemented, except by a written agreement executed by the parties hereto. Any party to this Agreement may (i) waive any inaccuracies in the representations and warranties of any other party hereto or extend the time for the performance of any of the obligations or acts of any other party hereto or (ii) waive compliance by the other party with any of the agreements contained herein. Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
               (g) Governing Law; Enforcement; Jurisdiction; Waiver of Jury Trial.
                    (i) This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware, applicable to contracts executed in and to be performed entirely within that State.
                    (ii) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, and the parties hereto hereby irrevocably submit to the jurisdiction of such court in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. Each party hereby consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address set forth in Section 6(j) hereof and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof. Nothing in this Section 6(g) shall affect or eliminate any right to serve process in any other matter permitted by law.
                    (iii) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
               (h) Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the state of Delaware or any federal court sitting in the state of Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity.
               (i) Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights hereunder.
               (j) Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission), or (c) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other parties pursuant to this provision):

               If to Parent or Purchaser, to:
Altra Holdings, Inc.
14 Hayward Street
Quincy, MA 02171
Attention: David Wall
Facsimile: (617) 689-6202
               With a copy to:
Weil Gotshal & Manges, LLP
201 Redwood Shares Parkway
Redwood Shores, CA 94065
Attention: Craig W. Adas
Facsimile: (650) 802-3100
               If to Stockholder, to:
Thomas C. Foley
c/o TB Wood’s Corporation
450 North Fifth Avenue
Chambersburg, PA 17201
Facsimile: (717) 264-6420
               With a copy to:
Dechert LLP
1775 I Street, N.W.
Washington, DC 20006
Attention: David Schulman
Facsimile: (202) 261-3333
               (k) Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
               (l) Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 6(l) shall be null and void.
               (m) Descriptive Headings. Headings of Sections and subsections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.
               (n) Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
               (o) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

ALTRA HOLDINGS, INC.
By:
	Name:	Michael L. Hurt
	Title:	Chairman and Chief Executive Officer

FOREST ACQUISITION CORPORATION
By:
	Name:	Michael L. Hurt
	Title:	President and Chief Executive Officer

THOMAS C. FOLEY
By:
	Name:	Thomas C. Foley

EXHIBIT B
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TB WOOD’S CORPORATION
          TB Wood’s Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
1.	The name of the Corporation is TB Wood’s Corporation. The Corporation was originally incorporated on August 15, 1995. The Corporation filed a restated certificate of incorporation with the Secretary of State of the State of Delaware on January 26, 1996 and an amendment to the certificate of incorporation on May 16, 2002 (together the “Previous Certificate”).

2.	This Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) amends and restates the Previous Certificate, and has been duly adopted in accordance with Sections 242, 245 and 228 of the General Corporation Law of the State of Delaware (the “DGCL”).

3.	The Previous Certificate is hereby amended and restated in its entirety to read as follows:
ARTICLE I.
          The name of the Corporation is TB Wood’s Corporation.
ARTICLE II.
          The registered office of the Corporation in the State of Delaware is located at 2711 Centerville Road in the City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.
ARTICLE III.
          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.
ARTICLE IV.
          The Corporation is authorized to issue one (1) class of stock to be designated “Common Stock.” The total number of shares of Common Stock which the Corporation is authorized to issue is one thousand (1,000) shares, $0.001 par value.

ARTICLE V.
          (a) A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of the Certificate of Incorporation inconsistent with this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
          (b) The Corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt Bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.
ARTICLE VI.
          The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.
ARTICLE VII.
          Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
ARTICLE VIII.
          The number of directors which shall constitute the whole Board of Directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation or in an amendment thereof duly adopted by the Board of Directors of the Corporation or by the stockholders of the Corporation.
ARTICLE IX.
          Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the Bylaws of the Corporation.
ARTICLE X.
          Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.
          IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Certificate of Incorporation on this       th day of April, 2007.

TB WOOD’S CORPORATION
By:

EXHIBIT C
BYLAWS
OF
TB WOOD’S CORPORATION
a Delaware corporation
ARTICLE I.
OFFICES
     Section 1. Registered Office. The registered office shall be at the office of Corporation Service Company in the City of Wilmington, County of New Castle, State of Delaware.
     Section 2. Other Offices. The corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.
ARTICLE II.
MEETINGS OF STOCKHOLDERS
     Section 1. Annual Meeting. An annual meeting of the stockholders for the election of directors shall be held at such place either within or without the State of Delaware as shall be designated on an annual basis by the Board of Directors and stated in the notice of the meeting. Meetings of stockholders for any other purpose may be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof. Any other proper business may be transacted at the annual meeting.
     Section 2. Notice of Annual Meeting. Written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting.
     Section 3. Voting List. The officer who has charge of the stock ledger of the corporation shall prepare and make, or cause a third party to prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

     Section 4. Special Meetings. Special meetings of the stockholders of this corporation, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, shall be called by the Chief Executive Officer, President or Secretary at the request in writing of a majority of the members of the Board of Directors, the Chief Executive Officer, the President or holders or 10% of all outstanding stock of this corporation then entitled to vote, and may not be called absent such a request. Such request shall state the purpose or purposes of the proposed meeting.
     Section 5. Notice of Special Meetings. As soon as reasonably practicable after receipt of a request as provided in Section 4 of this Article II, written notice of a special meeting, stating the place, date (which shall be not less than ten nor more than sixty days from the date of the notice) and hour of the special meeting and the purpose or purposes for which the special meeting is called, shall be given to each stockholder entitled to vote at such special meeting.
     Section 6. Scope of Business at Special Meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.
     Section 7. Quorum. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairman of the meeting or the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting as provided in Section 5 of this Article II.
     Section 8. Qualifications to Vote. The stockholders of record on the books of the corporation at the close of business on the record date as determined by the Board of Directors and only such stockholders shall be entitled to vote at any meeting of stockholders or any adjournment thereof.
     Section 9. Record Date. The Board of Directors may fix a record date for the determination of the stockholders entitled to notice of or to vote at any stockholders’ meeting and at any adjournment thereof, or to express consent to corporate action in writing without a meeting, or to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action. The record date shall not be more than sixty nor less than ten days before the date of such meeting, and not more than sixty days prior to any other action. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
     Section 10. Action at Meetings. When a quorum is present at any meeting, the vote of the holders of a majority of the shares of stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of applicable law or of the Certificate of Incorporation, a different vote is required, in which case such express provision shall govern and control the decision of such question.
     Section 11. Voting and Proxies. Unless otherwise provided in the Certificate of Incorporation, each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period. Each proxy shall be revocable unless expressly provided therein to be irrevocable and unless it is coupled with an interest sufficient in law to support an irrevocable power.
     Section 12. Action by Stockholders Without a Meeting. Unless otherwise provided in the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the State of Delaware (by hand or by certified or registered mail, return receipt requested), to its principal place of business, or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded provided, however, that action by written consent to elect directors, if less than unanimous, shall be in lieu of holding an annual meeting only if all the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the corporation by delivery to its registered office in the State of Delaware (by hand or by certified or registered mail, return receipt requested), to its principal place of business, or to an officer or agent of the corporation having custody of the book in which proceedings or meetings of stockholders are recorded.

ARTICLE III.
DIRECTORS
     Section 1. Powers. The business of the corporation shall be managed by or under the direction of its Board of Directors, which may exercise all such powers of the corporation and do all such lawful acts and things as are not by applicable law or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.
     Section 2. Number; Election; Tenure and Qualification. The number of directors which shall constitute the whole board shall be fixed from time to time by resolution of the Board of Directors or by the Stockholders at an annual meeting of the Stockholders (unless the directors are elected by written consent in lieu of an annual meeting as provided in Article II, Section 12). With the exception of the first Board of Directors, which shall be elected by the incorporator, and except as provided in the corporation’s Certificate of Incorporation or in Section 3 of this Article III, the directors shall be elected at the annual meeting of the stockholders by a plurality vote of the shares represented in person or by proxy and each director elected shall hold office until his successor is elected and qualified unless he shall resign, become disqualified, disabled, or otherwise removed. Directors need not be stockholders.
     Section 3. Vacancies and Newly Created Directorships. Unless otherwise provided in the Certificate of Incorporation, vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. The directors so chosen shall serve until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by applicable law. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent of the total number of shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.
     Section 4. Location of Meetings. The Board of Directors of the corporation may hold meetings, both regular and special, either within or without the State of Delaware.
     Section 5. Meeting of Newly Elected Board of Directors. The first meeting of each newly elected Board of Directors shall be held immediately following the annual meeting of stockholders and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present. In the event such meeting is not held at such time, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors, or as shall be specified in a written waiver signed by all of the directors.
     Section 6. Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors; provided that any director who is absent when such a determination is made shall be given notice of such location.
     Section 7. Special Meetings. Special meetings of the Board of Directors may be called by the Chief Executive Officer or President on two days’ notice to each director by mail, electronic mail, overnight courier service, telephone or facsimile; special meetings shall be called by the Chief Executive Officer, President or Secretary in a like manner and on like notice on the written request of two directors unless the Board of Directors consists of only one director, in which case special meetings shall be called by the Chief Executive Officer, President or Secretary in a like manner and on like notice on the written request of the sole director. Notice may be waived in accordance with Section 229 of the General Corporation Law of the State of Delaware.
     Section 8. Quorum and Action at Meetings. At all meetings of the Board of Directors, a majority of the directors then in office shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the Certificate of Incorporation. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.
     Section 9. Action Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.
     Section 10. Telephonic Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
     Section 11. Committees. The Board of Directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

     Section 12. Committee Authority. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation, if any, to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (a) approving, adopting or recommending to the stockholders, any action or matter expressly required by the General Corporation Law of the State of Delaware to be submitted to stockholders for approval, or (b) adopting, amending or repealing any Bylaw of the corporation. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.
     Section 13. Committee Minutes. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required to do so by the Board of Directors.
     Section 14. Directors Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.
     Section 15. Resignation. Any director or officer of the corporation may resign at any time. Each such resignation shall be made in writing and shall take effect at the time specified therein, or, if no time is specified, at the time of its receipt by either the Board of Directors, the President or the Secretary. The acceptance of a resignation shall not be necessary to make it effective unless expressly so provided in the resignation.
     Section 16. Removal. Unless otherwise restricted by the Certificate of Incorporation, these Bylaws or applicable law, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors.
ARTICLE IV.
NOTICES
     Section 1. Notice to Directors and Stockholders. Whenever, under the provisions of the statutes or of the Certificate of Incorporation or of these Bylaws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, or by electronic mail, addressed to such director or stockholder, at his address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent of the corporation that the notice has been given shall in the absence of fraud, be prima facie evidence of the facts stated therein. Notice to directors may also be given by telephone, facsimile, electronic mail, or telegram (with confirmation of receipt).
     Section 2. Waiver. Whenever any notice is required to be given under the provisions of the statutes or of the Certificate of Incorporation or of these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. The written waiver need not specify the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee of directors. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Attendance at the meeting is not a waiver of any right to object to the consideration of matters required by the General Corporation Law of the State of Delaware to be included in the notice of the meeting but not so included, if such objection is expressly made at the meeting.
ARTICLE V.
OFFICERS
     Section 1. Enumeration. The officers of the corporation shall be chosen by the Board of Directors and shall include a Chief Executive Officer, President, a Secretary, a Treasurer or Chief Financial Officer and such other officers with such other titles as the Board of Directors shall determine. The Board of Directors may elect from among its members a Chairman or Chairmen of the Board and a Vice Chairman of the Board. The Board of Directors may also choose one or more Vice-Presidents, Assistant Secretaries and Assistant Treasurers. Any number of offices may be held by the same person, unless the Certificate of Incorporation or these Bylaws otherwise provide.
     Section 2. Election. The Board of Directors at its first meeting after each annual meeting of stockholders shall elect a President, a Secretary, a Treasurer and such other officers with such other titles as the Board of Directors shall determine.
     Section 3. Appointment of Other Agents. The Board of Directors may appoint such other officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.
     Section 4. Compensation. The salaries of all officers of the corporation shall be fixed by the Board of Directors or a committee thereof. The salaries of agents of the corporation shall, unless fixed by the Board of Directors, be fixed by the President or any Vice-President of the corporation.
     Section 5. Tenure. The officers of the corporation shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the directors of the Board of

Directors. Any vacancy occurring in any office of the corporation shall be filled by the Board of Directors.
     Section 6. Chairman of the Board and Vice-Chairman of the Board. The Chairman of the Board, if any, shall preside at all meetings of the Board of Directors and of the stockholders at which the Chairman shall be present. The Chairman shall have and may exercise such powers as are, from time to time, assigned to the Chairman by the Board of Directors and as may be provided by law. In the absence of the Chairman of the Board, the Vice Chairman of the Board, if any, shall preside at all meetings of the Board of Directors and of the stockholders at which the Vice Chairman shall be present. The Vice Chairman shall have and may exercise such powers as are, from time to time, assigned to such person by the Board of Directors and as may be provided by law.
     Section 7. Chief Executive Officer/President. The President shall be the Chief Executive Officer of the corporation unless such title is assigned to another officer of the corporation; in the absence of a Chairman and Vice Chairman of the Board, the Chief Executive Officer shall preside as the chairman of meetings of the stockholders and the Board of Directors; and the President shall have general and active management of the business of the corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The Chief Executive Officer or any President or Vice President shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, if any, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the corporation.
     Section 8. Vice-President. In the absence of the President or in the event of the President’s inability or refusal to act, the Vice-President, if any (or in the event there be more than one Vice-President, the Vice-Presidents in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting shall have all the powers of and be subject to all the restrictions upon the President. The Vice-President shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.
     Section 9. Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings of the meetings of the corporation and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or President, under whose supervision the Secretary shall be subject. The Secretary shall have custody of the corporate seal of the corporation, if one exists, and the Secretary, or an Assistant Secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the Secretary’s signature or by the signature of such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by such officer’s signature.

     Section 10. Assistant Secretary. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the Secretary or in the event of the Secretary’s inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.
     Section 11. Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the corporation as may be ordered by the Board of Directors, President or Chief Executive Officer, taking proper vouchers for such disbursements, and shall render to the President, Chief Executive Officer and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all such transactions as Treasurer and of the financial condition of the corporation. If required by the Board of Directors, the Treasurer shall give the corporation a bond (which shall be renewed every six years) in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the Treasurer’s office and for the restoration to the corporation, in case of the Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the possession or under the control of the Treasurer that belongs to the corporation.
     Section 12. Assistant Treasurer. The Assistant Treasurer, or if there be more than one, the Assistant Treasurers in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the Treasurer or in the event of the Treasurer’s inability or refusal to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.
ARTICLE VI.
CAPITAL STOCK
     Section 1. Certificates. The shares of the corporation shall be represented by a certificate, unless and until the Board of Directors adopts a resolution permitting shares to be uncertificated. Certificates shall be signed by, or in the name of the corporation by, (a) the Chairman of the Board, the Vice-Chairman of the Board, the Chief Executive Officer, the President or a Vice-President, and (b) the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, certifying the number of shares owned by such stockholder in the corporation. Certificates may be issued for partly paid shares and in such case upon the face or back of the certificates issued to represent any such partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be specified.
     Section 2. Class or Series. If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in Section 202 of the General Corporation Law of the State of Delaware, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the Delaware Corporation Law or a statement that the corporation will furnish without charge, to each stockholder who so requests, the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
     Section 3. Signature. Any of or all of the signatures on a certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.
     Section 4. Lost Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or such owner’s legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.
     Section 5. Transfer of Stock. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Upon receipt of proper transfer instructions from the registered owner of uncertificated shares such uncertificated shares shall be canceled and issuance of new equivalent uncertificated shares or certificated shares shall be made to the person entitled thereto and the transaction shall be recorded upon the books of the corporation.
     Section 6. Record Date. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholder or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
     Section 7. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
ARTICLE VII.
GENERAL PROVISIONS
     Section 1. Dividends. Dividends upon the capital stock of the corporation, subject to the applicable provisions, if any, of the Certificate of Incorporation, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property or in shares of capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purposes as the Board of Directors shall think conducive to the interest of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.
     Section 2. Checks. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.
     Section 3. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.
     Section 4. Seal. The Board of Directors may adopt a corporate seal having inscribed thereon the name of the corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
     Section 5. Loans. The Board of Directors of this corporation may, without stockholder approval, authorize loans to, or guaranty obligations of, or otherwise assist, including, without limitation, the adoption of employee benefit plans under which loans and guarantees may be made, any officer or other employee of the corporation or of its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, whenever, in the judgment of the Board of Directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation.
ARTICLE VIII.
INDEMNIFICATION
     Section 1. Third Party Actions. The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (each an “Indemnitee”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.
     Section 2. Derivative Actions. The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit.
     Section 3. Expenses. To the extent that a director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Article VIII, Sections 1 and 2, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
     Section 4. Authorization and Request for Indemnification. Any indemnification requested by the Indemnitee under Article VIII, Section 1 hereof shall be made no later than ten (10) days after receipt of the written request of the Indemnitee, unless it shall have been adjudicated by a court of final determination that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Any indemnification requested by the Indemnitee under Article VIII, Section 2 hereof shall be made no later than ten (10) days after receipt of the written request of the Indemnitee, unless it shall have been adjudicated by a court of final determination that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, the Indemnitee shall have been finally adjudged to be liable to the corporation by a court of competent jurisdiction due to willful misconduct or a culpable nature in the performance of the Indemnitee’s duty to the corporation unless and only to the extent that any court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses as such court shall deem proper.
     Section 5. Advance Payment of Expenses. Subject to Article VIII, Section 4 above, the corporation may advance all expenses incurred by the Indemnitee in connection with the investigation, defense, settlement or appeal of any proceeding to which the Indemnitee is a party or is threatened to be made a party by reason of the fact that the Indemnitee is or was an agent of the corporation. The Indemnitee hereby undertakes to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the corporation. The advances to be made hereunder shall be paid by the corporation to or on behalf of the Indemnitee within thirty (30) days following delivery of a written request therefor by the Indemnitee to the corporation.
ARTICLE IX.
AMENDMENTS
     Except as otherwise provided in the Certificate of Incorporation, these Bylaws may be altered, amended or repealed, or new Bylaws may be adopted, by the holders of a majority of the outstanding voting shares or by the Board of Directors, when such power is conferred upon the Board of Directors by the Certificate of Incorporation, at any regular meeting of the stockholders or of the Board of Directors or at any special meeting of the stockholders or of the Board of Directors if notice of such alteration, amendment, repeal or adoption of new Bylaws be contained in the notice of such special meeting. If the power to adopt, amend or repeal Bylaws is conferred upon the Board of Directors by the Certificate of Incorporation, it shall not divest or limit the power of the stockholders to adopt, amend or repeal Bylaws.

CERTIFICATE OF SECRETARY
OF
TB WOOD’S CORPORATION
     The undersigned certifies:
          1. That the undersigned is the duly elected and acting Secretary of TB Wood’s Corporation, a Delaware corporation (the “Corporation”); and
          2. That the foregoing Bylaws constitute the Bylaws of the Corporation as duly adopted by the Action by Unanimous Written Consent by the Board of Directors of TB Wood’s Corporation, dated the    th day of                     , 2007.
     IN WITNESS WHEREOF, the undersigned has executed this certificate as of this    th day of                     , 2007.

,
Secretary